UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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JUNIPER NETWORKS, INC.
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Notice of 2016 Annual Meeting of Stockholders

Time and Date	9:00 a.m., Pacific Time, on Wednesday, May 25, 2016

Place	Juniper Networks, Inc.
1133 Innovation Way
Building A, Aristotle Conference Room
Sunnyvale, CA 94089

Items of Business
(1)	To elect ten directors;

(2)	To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2016;

(3)	To approve an amendment and restatement to the Juniper Networks, Inc. Performance Bonus Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m);

(4)	A non-binding advisory vote regarding executive compensation;

(5)	To vote upon a proposal submitted by one of our stockholders, if properly presented at the annual meeting; and

(6)	To consider such other business as may properly come before the meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date
You are entitled to vote only if you were a Juniper Networks stockholder as of the close of business on March 28, 2016.

Meeting Admission
You are invited to attend the annual meeting if you were a Juniper Networks stockholder as of the close of business on March 28, 2016. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 28, 2016, a copy of any voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., Pacific Time. Check-in will begin at 8:30 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

This notice of annual meeting and proxy statement and form of proxy are first being provided to our stockholders on or about April 5, 2016.

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement

Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and vote your shares as soon as possible.

If you received notice of how to access the proxy materials over the Internet, a proxy card and voting instruction card were not sent to you, but you may vote by telephone, over the Internet, or by scanning the QR code below using your mobile device. If you received a proxy card and other proxy materials by mail, you may submit your proxy card or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled General Information beginning on page 52 of this proxy statement and the instructions on the proxy card or voting instruction card or that are provided by email or over the Internet.

By Order of the Board of Directors,

Brian M. Martin
Senior Vice President,
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 25, 2016

The proxy statement, form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.proxyvote.com

Scan this QR code with your mobile device to vote your shares

2016 Annual Meeting of Stockholders
Notice of Annual Meeting and Proxy Statement

Voting Roadmap

Your Vote Is Very Important

Even if you plan to attend our annual meeting in person, please read this proxy statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING YOUR COMPUTER	VISIT 24/7 www.proxyvote.com
BY INTERNET USING YOUR TABLET OR SMARTPHONE	Scan this QR code 24/7 to vote with your mobile device (may require free software)
BY TELEPHONE	Dial toll-free 24/7 1-800-690-6903
BY MAILING YOUR PROXY CARD	Cast your ballot, sign your proxy card and send in the provided postage-paid envelope

		More Information	Board Recommendation
Proposal 1	To elect ten directors	Page 10	FOR each nominee
Proposal 2	To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2016	Page 14	FOR
Proposal 3	To approve an amendment and restatement to the Juniper Networks, Inc. Performance Bonus Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m)	Page 15	FOR
Proposal 4	A non-binding advisory vote regarding executive compensation	Page 17	FOR
Proposal 5	Stockholder proposal, if properly presented at the annual meeting	Page 45	AGAINST

Juniper Networks 2016 Annual Meeting Details

Date and time:	Wednesday, May 25, 2016

Location:	Juniper Networks, Inc.
1133 Innovation Way
Building A, Aristotle Conf. Room
Sunnyvale, CA 94089

Record Date:	March 28, 2016

Corporate Governance Principles and Board Matters

Juniper Networks, Inc., a Delaware corporation (“Juniper Networks,” the “Company,” “we” or “our”), is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Juniper Networks’ Corporate Governance Standards and Worldwide Code of Business Conduct and Ethics applicable to all Juniper Networks employees, officers and directors are available at http://investor. juniper.net/investor-relations/corporate-governance/ default.aspx. Our Worldwide Code of Business Conduct and Ethics complies with the rules of the Securities and Exchange Commission, or the SEC, and the listing standards of the New York Stock Exchange, or the NYSE. This code of ethics is posted on our website at www.juniper.net, and may be found as follows: (1) from our main Web page, first click on “About Juniper” and then on “Investor Relations,” (2) next, select “Corporate Governance” and then click on “Worldwide Code of Business Conduct and Ethics.” Alternatively, you may obtain a free copy of this code of ethics by contacting the Investor Relations Department at our corporate offices by calling 1-408-745-2000 or by sending an e-mail message to investor-relations@juniper.net. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our Website, at the address and location specified above.

Juniper Networks has also adopted procedures for raising concerns related to accounting and auditing matters in compliance with the listing standards of the NYSE. Concerns relating to accounting, legal, internal controls or auditing matters may be brought to the attention of either the Company’s Concerns Committee (comprised of the Company’s Chief Financial Officer, General Counsel, Chief Compliance Officer, Head of Human Resources, Chief Customer Officer, Chief Accounting Officer and the Head of Internal Audit), to the Audit Committee directly or to an anonymous reporting channel maintained by the Company. Concerns are handled in accordance with procedures established with respect to such matters under our Reporting Ethics Concerns Policy. For information on how to contact the Audit Committee directly, please see the section entitled “Communications with the Board” below.

Board Independence

Our Board of Directors (the “Board”) has determined that, except for Rami Rahim and Pradeep Sindhu, each of whom is an employee of the Company, and Kevin DeNuccio, none of the current directors have a material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a relationship with Juniper Networks). The Board has also determined that the following (1) directors, (2) former directors who served during fiscal 2015 and (3) director nominees are independent within the meaning of the NYSE director independence standards: Messrs. Robert M. Calderoni, Gary Daichendt, James Dolce, Scott Kriens, J. Michael Lawrie, Rahul Merchant, David Schlotterbeck and William R. Stensrud and Ms. Mary B. Cranston and Ms. Mercedes Johnson.

The Board has determined that each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board has no relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a relationship with Juniper Networks) and is “independent” within the meaning of the NYSE director independence standards, including in the case of the members of the Audit Committee and the Compensation Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC and NYSE rules. The members of the Compensation Committee are also non-employee directors as defined in Rule 16b-3 of the Exchange Act and the members of the Performance Award Subcommittee of the Compensation Committee (which was established on January 6, 2016 and consists of at least two members of the Compensation Committee) are outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

In making the determination of the independence of our directors, the Company considered all transactions in which Juniper Networks was a participant and any director had any interest, including transactions involving Juniper Networks and payments made to or from companies and entities in the ordinary course of business where our directors serve as partners, directors or as a member of the executive management of the other party to the transaction, including, without limitation, certain transactions described in the “Certain Relationships and Related Transactions” section below.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	1

Kevin DeNuccio, a director and director nominee, became President and Chief Executive Officer and a director of Violin Memory, Inc. (“Violin”) in February 2014. In 2013, Juniper Networks purchased approximately $4.0 million in products and services from Violin. The agreements that pertain to these transactions were negotiated and maintained at arm’s length, and we do not believe they are material to the results of operations or business of Juniper Networks.

Although these purchases occurred prior to Mr. DeNuccio joining Violin, the Board determined that the nature, size and circumstances of the relationship between Juniper Networks and Violin preclude a determination of independence of Mr. DeNuccio under applicable SEC and NYSE rules because the purchases exceeded 2% of Violin’s consolidated gross revenues in its 2013 fiscal year.

Board Structure and Committee Composition

Annual Election and Majority Voting Standard

Each of our directors serve for a one-year term and are required to stand for reelection at every annual meeting of stockholders.

Our bylaws provide that each director nominee must receive the majority of the votes cast with respect to that director nominee (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee). However, in the event that a stockholder has properly nominated a person or persons for election to the board and such nomination is not timely withdrawn prior to the first mailing of our notice of a meeting where directors are to be elected, then each director nominee shall be elected by a plurality of the votes cast.

If a director nominee who is currently serving as a director is not elected at the annual meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, pursuant to our Corporate Governance Standards, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chair of the Nominating and Corporate Governance Committee of the Board. If the director nominee fails to receive the requisite vote contemplated by our Bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Thus, the resignation will become effective only if the director nominee fails to receive a majority of votes cast for re-election and the Board accepts the resignation.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The membership during the last fiscal year and the principal function of each of these committees are described below. Each of these committees operates under a written charter adopted by the Board. The charters of these committees are available on Juniper Networks’ website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx. In addition, the Board has a Stock Committee comprised of the Chief Executive Officer, Chief Financial Officer and a non-employee director, currently Mr. Stensrud. The Stock Committee has authority to grant equity and cash awards to employees who are not executive officers. The Board has also established M&A and Offering Committees for specific purposes, such as the review and approval of certain acquisitions and the issuance of securities, respectively. The M&A Committee consists of Messrs. Rahim, Calderoni and Stensrud, and the Offering Committee consists of Messrs. Rahim, Calderoni and DeNuccio. In January 2015, the Board established a Nominations Committee, consisting of Messrs. Calderoni, Daichendt, and Kriens and Ms. Johnson, to consider the suitability of our director nominees in connection with our 2015 annual meeting. Consideration of our director nominees in connection with our 2016 annual meeting has been assumed by our Nominating and Corporate Governance Committee. During 2015, each director attended at least 75% of all Board and applicable committee meetings.

Corporate Governance Principles and Board Matters

The following table shows all persons who served on the Board and the applicable committees during 2015 or were serving as of the date this proxy statement was filed with the SEC:

Name of Director	Board	Audit	Compensation	Nominating and Corporate Governance
Non-Employee Directors:
Robert M. Calderoni(1)	X	X
Mary B. Cranston(2)	X	X		X
James Dolce(3)	X		X
Mercedes Johnson(4)	X	X		X
Scott Kriens	X
J. Michael Lawrie(5)	X		X
Rahul Merchant(6)	X	X
William R. Stensrud	X		X	X
David Schlotterbeck(7)	X		X	X
Kevin DeNuccio	X
Gary Daichendt	X		X
Employee Directors:
Rami Rahim	X
Pradeep Sindhu	X
Number of Meetings in Fiscal 2015	8	24	9	6	(8)

X = Committee member
(1)	The Board has determined that Mr. Calderoni is an “audit committee financial expert” within the meaning of the rules promulgated by the SEC.
(2)	Ms. Cranston did not stand for reelection at the 2015 annual meeting of stockholders, and her tenure as a director ended on May 19, 2015.
(3)	Mr. Dolce was appointed to the Board effective March 1, 2015 and the Compensation Committee effective May 18, 2015.
(4)	The Board has determined that Ms. Johnson is an “audit committee financial expert” within the meaning of the rules promulgated by the SEC.
(5)	Mr. Lawrie was the Board’s Lead Independent Director until his resignation from the Board effective February 11, 2015.
(6)	Mr. Merchant was appointed to the Board effective March 1, 2015 and the Audit Committee effective May 18, 2015.
(7)	Mr. Schlotterbeck did not stand for reelection at the 2015 annual meeting of stockholders, and his tenure as a director ended on May 19, 2015.
(8)	During fiscal 2015, the Nominations Committee met 6 times to consider the suitability of the director nominees in connection with the Company’s 2015 annual stockholder meeting.

Audit Committee

The Audit Committee, among other duties, assists the Board in fulfilling its responsibilities for general oversight of the integrity of Juniper Networks’ financial statements, Juniper Networks’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of Juniper Networks’ internal audit function, Juniper Networks’ internal accounting and financial controls, the independent counsel investigating possible violations by the Company of the U.S. Foreign Corrupt Practices Act, and risk management policies. The Audit Committee works closely with management as well as our independent registered public accounting firm to fulfill its obligations. In addition, in order to further strengthen the Audit Committee’s oversight responsibilities, each of the Vice President of Internal Audit and the Chief Compliance Officer report directly into the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included herein on page 51. The charter of the Audit Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluation of the Chief Executive Officer; reviews the Compensation Discussion and Analysis and prepares an annual report on executive compensation, for inclusion in Juniper Networks’ proxy statement; and has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs. The Compensation Committee also has responsibility for reviewing the overall equity award practices of the Company. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, compensation consultants or other advisors as the Compensation Committee deems necessary to carry out its duties.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	3

The report of the Compensation Committee is included herein beginning on page 36. The charter of the Compensation Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee seeks and recommends the nomination of individuals qualified to become Board members, consistent with criteria approved by the Board, and oversees the governance of the Board, including establishing and ensuring compliance with our corporate governance standards; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.

The charter of the Nominating and Corporate Governance Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

Board Leadership Structure and Role of the Lead Independent Director

The Board’s leadership structure is comprised of a Chairman of the Board, a Chief Executive Officer and a Lead Independent Director who is appointed, and at least annually reaffirmed, by at least a majority of Juniper’s independent directors. In the current structure, the roles of Chief Executive Officer and Chairman of the Board are separated. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. Mr. Kriens, the Chairman of the Board, has served as Chairman of the Board since 1996 and served as Chief Executive Officer from 1996 to 2008. The Chairman of the Board sets the agenda for Board meetings, presides over meetings of the full Board and, in conjunction with the Nominating and Corporate Governance Committee, contributes to board governance and board process matters.

The Board believes that this structure benefits the Company by enabling the Chief Executive Officer to focus on strategic matters while the Chairman of the Board focuses on Board process and governance matters, and also allows the Company to benefit from Mr. Kriens’ experience as a former Chief Executive Officer.

Until his resignation from the Board on February 11, 2015, Mr. Lawrie served as Lead Independent Director. Since March 27, 2015, Mr. Daichendt has served as the Lead Independent Director. In addition to the duties of all Board members, the position of the Lead Independent Director comes with significant responsibilities pursuant to the Corporate Governance Standards, which are approved by the Board, which are to:

●	provide the Chairman of the Board with input as to an appropriate schedule of Board meetings;
●	provide the Chairman of the Board with input as to the preparation of agendas for Board meetings;
●

provide the Chairman of the Board with input as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

●

make recommendations to the Chairman of the Board regarding the retention of consultants who report directly to the Board (other than consultants who are selected by the various committees of the Board);

●	preside over executive sessions of the Board (if and when the Chairman is not “independent” under applicable standards); and
●	act as a liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive issues.

The Board believes that this overall structure of a separate Chairman of the Board and Chief Executive Officer, combined with a Lead Independent Director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the Board.

The independent directors of the Company meet at least quarterly in executive sessions. Executive sessions of the independent directors are chaired by the Lead Independent Director (if and when the Chairman is not “independent” under applicable standards). The executive sessions include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer and such topics as the independent directors determine.

Corporate Governance Principles and Board Matters

Identification and Evaluation of Nominees for Director

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

●	The committee regularly reviews the composition and size of the Board.
●	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. Please see the information under “Recommendation and Nomination of Director Candidates” on page 57 of this proxy statement for more information on stockholder recommendations of director candidates.

●	The committee conducts an annual evaluation of the performance of individual directors and the Board as a whole, including an evaluation of the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

●	The committee, and, in 2015, the Nominations Committee, considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of the Board, as well as other individual qualities and attributes that contribute to board heterogeneity, including characteristics such as race, gender, and national origin. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and director nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness, including diversity of experience, and (iv) meet other requirements as may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to Audit Committee members.

●	The committee also considers the interests and plans of individual directors and their interest in continuing as members of the Board.
●	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

●	After such review and consideration, the committee selects, or recommends that the Board select, the slate of director nominees. If applicable, the Board will review the committee’s recommendations and approve final nominations.

In addition to the foregoing process, the Company also discusses Board composition and corporate governance matters from time to time with several major stockholders and incorporates those perspectives into its overall identification and selection process.

Each of the directors nominated for election at the 2016 annual meeting was evaluated and recommended to the Board for nomination by the Nominating and Corporate Governance Committee, and nominated by the Board for election.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	5

Management Succession Planning

Our Board believes that the directors and the Chief Executive Officer should collaborate on succession planning and that the entire Board should be involved in the critical aspects of the succession planning process for our Chief Executive Officer, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates, and making key management succession decisions. Management succession is regularly discussed by the directors in Board meetings and in executive sessions of the Board. Our Board annually conducts a detailed review of the Company’s leadership pipeline, talent strategies and succession plans for key executive positions. Directors become familiar with potential successors for key management positions through various means, including the comprehensive annual talent review, Board dinners and presentations and informal meetings.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board regularly reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of the Board oversees management of financial risks and, pursuant to its charter, provides oversight of, and reviews at least annually, the Company’s risk management policies, including its investment policies and anti-fraud program, as well as management’s overall risk management process. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s executive compensation plans and arrangements. These committees provide regular reports on the Company’s risk management efforts, generally on a quarterly basis, to the full Board.

Management is responsible for the direct management and oversight of legal, financial, regulatory, and commercial risk matters, which includes identification and mitigation of associated areas of risk. Risks to the Company are identified through the compliance committee and the risk management committee, which are two separate management committees that are focused on compliance and risk management. Both management committees consider risk in the following six categories: operational, strategic, legal, regulatory, financial, and reputational risks. The compliance committee focuses on legal and regulatory compliance risks, and the risk management committee focuses on operational and strategic risks. In addition, both management committees evaluate and seek to align risk management and our compliance programs with the Company’s overall strategy.

Annually, management reviews with the Board a comprehensive assessment of risks for the Company based upon the COSO Enterprise Risk Management – Integrated Framework methodology. In addition, throughout the year, the Chief Executive Officer and other members of senior management, including our Chief Financial Officer, Chief Compliance Officer and General Counsel, regularly review with the Board key strategic and operational issues, opportunities, and risks. The General Counsel provides regular reports of legal risks to the Audit Committee and the Board. The Chief Compliance Officer, Chief Financial Officer, the Controller and the Vice President of Internal Audit provide regular reports to the Audit Committee concerning compliance, financial, tax and audit related risks. In addition, both the Board and the Audit Committee receive periodic reports and presentations from management on the Company’s risk mitigation programs and efforts, compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Company’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

Corporate Governance Principles and Board Matters

Communications with the Board

Stockholders of Juniper Networks and other parties interested in communicating with the Board or any member of our Board may write to them c/o Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089. The Nominating and Corporate Governance Committee of the Board has approved a process for handling communications received by the Company. Under that process, the General Counsel receives and logs communications directed to the Board or any member of the Board, and, unless marked “confidential”, reviews all such correspondence and regularly (not less than quarterly) forwards to the Board, the Lead Independent Director, Chairman of the Board or the independent directors of the Board, as applicable, a summary of such correspondence and copies of such correspondence. Communications marked “confidential” will be logged as received by the General Counsel and then will be forwarded to the addressee(s).

Policy on Director Attendance at Annual Meetings

As set forth in our Corporate Governance Standards, absent extraordinary circumstances, each member of the Board is strongly encouraged to attend each annual stockholder meeting in person. All of our directors who were directors at the time, attended the 2015 annual meeting of stockholders.

Director Compensation

Non-Employee Director Meeting Fee and Retainer Information

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to non-employee directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee chairs, and the forms of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

In August 2015, our Compensation Committee recommended, and in September 2015 our Board of Directors approved changes to the director meeting fees and retainers paid to our non-employee directors based on recommendations made by the Compensation Committee’s independent compensation advisor, Semler Brossy. Semler Brossy conducted an analysis of the Company’s compensation practices for non-employee directors as compared to the Company’s peers and concluded that (i) overall committee service pay and committee membership retainers were below median, (ii) the premiums for Audit and Compensation Committee Chair service were above median and (iii) the premium for Nominating and Corporate Governance Committee Chair service was below median. Following consultation with Semler Brossy, the Compensation Committee recommended, and the Board approved, increased overall committee service pay and committee membership retainers, decreased the premiums for Audit Committee and Compensation Committee Chair service and increased the premium for Nominating and Corporate Governance Committee Chair service, as set forth below.

In addition, in November 2015, following discussion with Semler Brossy, our Compensation Committee recommended and our Board (with the members of the Audit Committee recused from the discussion and

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	7

approval) approved, a special annual fee of $60,000 to be paid to members of our Audit Committee for the substantial additional services (including additional meetings and additional discussions during routine meetings) provided in connection with the Audit Committee’s oversight of the investigations by the U.S. Department of Justice and U.S. Securities and Exchange Commission into possible violations by the Company of the U.S. Foreign Corrupt Practices Act, which we refer to as the FCPA Investigation. The Board approved this special fee because the FCPA Investigation has resulted in a significant increase in the responsibilities, meetings and overall time commitment of our Audit Committee members. This annual fee will be paid for services previously rendered in each of our fiscal years 2014 (by Mr. Calderoni and Ms. Johnson) and 2015 (by Messrs. Calderoni and Merchant and Ms.Johnson) and going forward. The actual amount of the special annual fee paid to each director with respect to services rendered in fiscal years 2014 and 2015 will be reduced to the extent that a director received payments for attending committee meetings beyond 18 total committee meetings in a calendar year as a result of Audit Committee meetings that are substantially related to the FCPA Investigation.

The following table provides information on Juniper Networks’ compensation and reimbursement practices during fiscal 2015 for non-employee directors:

	Through Q3 2015	After Q3 2015
Annual retainer for all non-employee directors (payable quarterly)	$55,000	$60,000
Additional annual retainer for Audit Committee members (payable quarterly)(1)	$10,000	$20,000
Additional annual retainer for Compensation Committee members (payable quarterly)	$10,000	$15,000
Additional annual retainer for Nominating and Corporate Governance Committee members (payable quarterly)	$5,000	$10,000
Additional annual retainer for Audit Committee Chair (payable quarterly)	$35,000	$25,000
Additional annual retainer for Compensation Committee Chair (payable quarterly)	$35,000	$20,000
Additional annual retainer for Nominating and Corporate Governance Committee Chair (payable quarterly)	$10,000	$10,000
Additional annual retainer for the Chairman of the Board (payable quarterly)	$75,000	$75,000
Additional annual retainer for the Lead Independent Director (payable quarterly)	$30,000	$30,000
Restricted Stock Units granted annually(2)	$225,000	$225,000
Reimbursement for expenses attendant to Board membership	Yes	Yes
Payment for each additional committee meeting attended after total committee meeting attendance exceeds eighteen (18)
in a calendar year(3)(4)	$1,250	$1,250

(1)	In addition, in November 2015 the Board approved payment of a special annual fee of $60,000 to members of the Audit Committee for services rendered for fiscal year 2014 (for Mr. Calderoni and Ms. Johnson) and fiscal year 2015 (for Messrs. Calderoni and Merchant and Ms. Johnson). The actual amount of the special annual fee paid to each director with respect to services rendered in fiscal years 2014 and 2015 was reduced to the extent that a director received payments for attending committee meetings beyond 18 total committee meetings in a calendar year as a result of Audit Committee meetings that are substantially related to the FCPA Investigation.
(2)	In addition to the cash retainers for Board and committee service set forth in the table above, non-employee directors received non-discretionary annual grants of RSUs to further align their interests with stockholders. Pursuant to the Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended, which we refer to as the 2015 Plan, at each of the Company’s annual stockholder meetings, each non-employee director who is elected at (or whose term continues after) such meeting is automatically granted Restricted Stock Units, or RSUs, for a number of shares equal to the Annual Value (as defined below), rounded down to the nearest whole share. The “Annual Value” means the number of RSUs equal to $225,000 divided by the average daily closing price of the Company’s common stock over the six month period ending on the last day of the fiscal year preceding the date of grant (for example, the period from July 1, 2014 — December 31, 2014 for Annual Awards granted in May 2015). These RSU awards vest on the earlier of (i) the one year anniversary of the grant date of the award and (ii) the day prior to the Company’s next annual stockholder meeting, subject to the non-employee director’s continuous service on the Board. Prior to the approval by our stockholders of our 2015 Plan, we granted RSUs to our directors under our 2006 Equity Incentive Plan, which we refer to as the 2006 Plan. Under our 2006 Plan, each person who first became a non-employee director on or after May 21, 2014, was automatically granted RSUs for a number of shares equal to the Annual Value multiplied by a fraction, the numerator of which was 365 minus the number of days between the last annual stockholder meeting date and the date the person first became a non-employee director, and the denominator of which is 365, rounded down to the nearest whole share. Messrs. Merchant and Dolce were each granted RSUs under our 2006 Plan on March 1, 2015 in connection with their initial appointment to our Board, as described in further detail below under “Director Compensation For Fiscal 2015.”
(3)	Prior to September 2015, attendance of Stock Committee meetings were excluded for purposes of determining the number of meetings attended.
(4)	For Audit Committee members, meetings that are substantially related to the FCPA Investigation are not taken into account when calculating whether they have attended eighteen meetings in a calendar year.

Director Compensation

Director Compensation Table For Fiscal 2015

The following table shows compensation information for our non-employee directors for fiscal 2015. Mr. Rahim and Dr. Sindhu have not received any separate compensation for their Board service.

Compensation information for Mr. Rahim and Dr. Sindhu is included in the Summary Compensation Table on page 37.

Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert M. Calderoni(2)	$217,500	$273,172	—	—	—	—	$490,672
Mary Cranston(3)	$40,000	$—	—	—	—	—	$40,000
Gary Daichendt(4)	$117,500	$273,172	—	—	—	—	$390,672
Kevin DeNuccio(5)	$56,250	$273,172	—	—	—	—	$329,422
James Dolce(6)	$65,000	$330,266	—	—	—	—	$395,266
Mercedes Johnson(7)	$191,250	$273,172	—	—	—	—	$464,422
Scott Kriens(8)	$131,250	$273,172	—	—	—	—	$404,422
J. Michael Lawrie(9)	$23,750	$—	—	—	—	—	$23,750
Rahul Merchant(10)	$126,250	$330,266	—	—	—	—	$456,516
David Schlotterbeck(11)	$50,000	$—	—	—	—	—	$50,000
William R. Stensrud(12)	$88,750	$273,172	—	—	—	—	$361,922

(1)	Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these grant date fair values will ever be realized by the non-employee directors. Instead, the amount shown is the aggregate grant date fair value of stock-related awards in fiscal 2015 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. The grant date fair value of the RSUs granted on May 19, 2015 to each non-employee director elected at our 2015 annual meeting was $273,172. In addition, on March 1, 2015, each of Messrs. Dolce and Merchant was granted a RSU with a grant date fair value of $57,094 in connection with their initial election to our Board.
(2)	As of December 31, 2015, Mr. Calderoni held 10,069 RSUs.
(3)	Ms. Cranston did not stand for re-election as a member of the Board of Directors at the Company’s 2015 annual meeting of stockholders, and as of December 31, 2015, Ms. Cranston did not have any option or stock awards outstanding.
(4)	As of December 31, 2015, Mr. Daichendt held 10,069 RSUs.
(5)	As of December 31, 2015, Mr. DeNuccio held 10,069 RSUs.
(6)	As of December 31, 2015, Mr. Dolce held 10,069 RSUs.
(7)	As of December 31, 2015, Ms. Johnson held outstanding options to purchase 50,000 shares and 10,069 RSUs.
(8)	As of December 31, 2015, Mr. Kriens held 10,069 RSUs.
(9)	Mr. Lawrie resigned from the Board of Directors effective February 11, 2015 and as of December 31, 2015, Mr. Lawrie did not have any option or stock awards outstanding.
(10)	As of December 31, 2015, Mr. Merchant held 10,069 RSUs.
(11)	Mr. Schlotterbeck did not stand for re-election as a member of the Board of Directors at the Company’s 2015 annual meeting of stockholders, and as of December 31, 2015, Mr. Schlotterbeck did not have any option or stock awards outstanding.
(12)	As of December 31, 2015, Mr. Stensrud held 10,069 RSUs.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	9

Proposals to be Voted on

Proposal No. 1
Election of Directors

There are ten nominees for election as directors at this year’s annual meeting – Robert M. Calderoni, Gary Daichendt, Kevin DeNuccio, James Dolce, Mercedes Johnson, Scott Kriens, Rahul Merchant, Rami Rahim, Pradeep Sindhu and William Stensrud. Information regarding the business experience of each director nominee is provided below. A discussion of the primary experience, qualifications, attributes and skills of each director nominee that led our Board and Nominating and Corporate Governance Committee to the conclusion that he or she should serve or continue to serve as a director is included below each of the director and director nominee biographies. Each of the director nominees will be elected to serve a one-year term until the Company’s annual meeting of stockholders in 2017 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted for the ten persons recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Recommendation

Our Board recommends a vote FOR the election to the Board of Robert M. Calderoni, Gary Daichendt, Kevin DeNuccio, James Dolce, Mercedes Johnson, Scott Kriens, Rahul Merchant, Rami Rahim, Pradeep Sindhu and William Stensrud.

Vote Required

Provided a quorum is present, directors will be elected by a majority of the votes cast with respect to the director nominee at the annual meeting (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee). If a director nominee who is currently serving as a director is not elected at the annual meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chair of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation.

Proposals to be Voted on

The names of our directors and director nominees and their ages, positions, brief biographical description as of the date this proxy statement was filed with the SEC are set forth below.

Nominees for Election

Robert M. Calderoni
Age 56 Director since 2003 Board Committees: M&A, Audit (Chair), Offering (Chair) Other Public Company Boards: KLA-Tencor, Inc., Citrix Systems, Inc.

Mr. Calderoni has served as Executive Chairman of Citrix Systems, Inc., or Citrix, since October 2015 and as a member of the board of directors of Citrix since June 2014. From October 2015 until January 2016, he served as the Interim Chief Executive Officer and President of Citrix. Since 2015, Mr. Calderoni has served as a senior advisor to Silver Lake, a leader in technology investments. He served as Chairman and Chief Executive Officer of Ariba, Inc., or Ariba, an SAP company, and President SAP Cloud of SAP AG, a provider of spend management solutions, from October 2012 to January 2014. Mr. Calderoni also served as a member of SAP’s Global Managing Board from November 2012 until January 2014. Prior to the acquisition of Ariba by SAP in October 2012, Mr. Calderoni was Chairman and Chief Executive Officer of Ariba, beginning in October 2001. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, a provider of hardware and software products and Internet-based services. Mr. Calderoni also serves as a member of the board of directors of KLA-Tencor, Inc., a semiconductor equipment manufacturer.

Qualifications

As a result of Mr. Calderoni’s service as Interim Chief Executive Officer and President of Citrix and Chief Executive Officer of Ariba, he has broad leadership and executive expertise and a knowledge and understanding of software and software as a service business issues. In addition, Mr. Calderoni’s experience as a Chief Financial Officer of two publicly traded companies and in other finance roles has provided him with broad experience in finance, including accounting and financial reporting. This experience has led Juniper’s Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the 1934 Act. He is able to contribute this financial expertise as a Board member and as Chair of the Audit Committee. Mr. Calderoni’s experience as a director in other public companies also provides him with an understanding of corporate governance and the operation of other boards of directors.

Gary Daichendt
Age 64 Director since 2014 Lead Independent Director Board Committees: Compensation (Chair) Other Public Company Boards: NCR Corporation, Polycom, Inc.

Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. Mr. Daichendt served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, Mr. Daichendt served in a number of senior executive positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, for six years, including as Executive Vice President, Worldwide Operations from August 1998 to December 2000, and as Senior Vice President, Worldwide Operations from September 1996 to August 1998. Mr. Daichendt currently serves as a Director of NCR Corporation and Polycom, Inc. and previously served as a director of ShoreTel, Inc., from April 2007 to February 2015, and Emulex Corporation from February 2014 to May 2015.

Qualifications

Mr. Daichendt’s experience as an officer of various networking industry companies has provided him with expertise in management and operations and an extensive understanding of the networking industry. Mr. Daichendt also brings public company governance experience as a member of boards and board committees of other public technology companies.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	11

Kevin DeNuccio
Age 56 Director since 2014 Board Committees: Offering Other Public Company Boards: Violin Memory, Inc., Calix, Inc.

Mr. DeNuccio became President and Chief Executive Officer of Violin Memory, a flash based storage array solutions company, in February 2014. Prior to joining Violin Memory, Mr. DeNuccio served as a co-founder of Wild West Capital, LLC, a venture and technology consulting firm he co-founded in July 2012. Prior to that, Mr. DeNuccio served as Chief Executive Officer of Metaswitch Networks, a provider of carrier systems and software solutions that enable communication networks to migrate to open, packet-based architectures, from February 2010 to July 2012. Mr. DeNuccio was President and Chief Executive Officer of Redback Networks Inc., a provider of advanced communications networking equipment, from August 2001 to January 2008, during which time it was acquired by Telefonaktiebolaget LM Ericsson, or Ericsson, in January 2007 and operated as a wholly-owned subsidiary of Ericsson. Mr. DeNuccio held various positions at Cisco Systems, Inc. from 1995 to 2001, including Senior Vice President of Worldwide Service Provider Operations. Previously, Mr. DeNuccio was the founder, President and Chief Executive Officer of Bell Atlantic Network Integration Inc., a wholly-owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has a B.A. in Finance from Northeastern University and an M.B.A. from Columbia University. Mr. DeNuccio has served as a director of Violin Memory since February 2014, and Calix, Inc. since September 2012. Mr. DeNuccio previously served as a director of Sandisk Corporation from August 2009 to February 2014 and Metaswitch Networks from December 2008 to February 2014.

Qualifications

Mr. DeNuccio’s experience as a senior executive at many companies in the technology industry, including as chief executive officer at two networking companies, has provided him with senior leadership and executive experience and management, operational and technological expertise. Mr. DeNuccio also brings public company governance experience as a member of boards and board committees of other technology companies.

James Dolce
Age 53 Director since 2015 Board Committees: Compensation Other Public Company Boards: None.

Mr. Dolce became the Chief Executive Officer and a director at Lookout, Inc., a mobile security company, in March 2014. Prior to joining Lookout, Mr. Dolce was the Vice President of carrier market development at Akamai Technologies, Inc. from December 2012 until February 2014, and prior to that, he was the Founder and Chief Executive Officer at Verivue, Inc., which was acquired by Akamai, from 2006 until December 2012. Prior to Verivue, Mr. Dolce served as Executive Vice President of worldwide field operations at Juniper Networks from 2002 to 2006, where he led Juniper’s global sales, marketing and customer service efforts. Mr. Dolce joined Juniper Networks through its acquisition of Unisphere Networks, Inc., where he served as Chief Executive Officer from 1999 to 2002. Mr. Dolce served on the board of directors of Infinera Corporation from May 2014 until January 2016. Mr. Dolce holds a bachelor’s degree in computer engineering from the University of Rhode Island.

Qualifications

Mr. Dolce’s experience as a senior executive at many companies in the technology industry, including as chief executive officer at Lookout, Verivue and Unisphere, has provided him with senior leadership and executive experience and management, operational and technological expertise. In addition, his prior experience at Juniper Networks provides him with a detailed knowledge of Juniper’s customers and industry. Mr. Dolce also brings public company governance experience as a member of boards and board committees of other technology companies.

Mercedes Johnson
Age 62 Director since 2011 Board Committees: Audit, Nominating and Corporate Governance Other Public Company Boards: Micron Technology, Inc., Intersil Corporation, Teradyne, Inc.

Ms. Johnson was Interim Chief Financial Officer of Intersil Corporation from April 2013 through September 2013, and was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008. She also served as the Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and as Lam’s Chief Financial Officer from May 1997 to May 2004. Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Micron Technology, Inc., a manufacturer of semiconductor devices, Intersil Corporation, a manufacturer of analog and mixed-signal circuits, and Teradyne, Inc., a leading provider of automatic test equipment.

Qualifications

Ms. Johnson’s extensive experience as a senior financial executive at several technology companies has given her broad knowledge and expertise in finance, including accounting and financial reporting rules and regulations, and in-depth expertise in corporate development, management and operations. This experience has led Juniper’s Board of Directors to determine that she is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the 1934 Act. She also brings public company governance experience as a member of boards and board committees of other technology companies. She can contribute this expertise as a Board member and a member of the Audit and Nominating and Governance Committees.

Proposals to be Voted on

Scott Kriens
Age 58 Director since 1996 Board Committees: Chairman of the Board Other Public Company Boards: Equinix, Inc.

Mr. Kriens has served as Chairman of the Board of Directors of Juniper Networks since October 1996 and served as Chief Executive Officer of Juniper Networks from October 1996 to September 2008, and as an employee of Juniper Networks from September 2008 through April 2011. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Vice President of Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens also serves on the board of directors of Equinix, Inc., a provider of global data center services.

Qualifications

As a result of Mr. Kriens’ prior service as the Company’s Chief Executive Officer, he developed an extensive understanding of the Company’s business and the networking industry and can contribute to the Board a highly informed perspective on the business independent from that of the Chief Executive Officer. Mr. Kriens’ experience with the Company from its early stages also offers the Board insight into the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view. In addition, his experience as a director of other technology companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as Chairman.

Rahul Merchant
Age 59 Director since 2015 Board Committees: Audit Other Public Company Boards: None.

Mr. Merchant became Executive Vice President and Chief Information Officer of TIAA-CREF in April 2015, and has run his own advisory firm since April 2014. Prior to joining TIAA-CREF, he was the Chief Information and Innovation Officer for the City of New York from April 2012 to February 2014. From 2009 to April 2012, Mr. Merchant was a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. He also served as Senior Vice President, Chief Information Officer and Chief Technology Officer at Merrill Lynch & Co. from 2000 to 2006. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Mr. Merchant previously was a member on the board of directors of Emulex Corporation, Level 3 Communications, Inc., Sun Microsystems, Inc. and Fair Isaac Corporation. Mr. Merchant has a Bachelor of Science in electrical engineering from Bombay University, a master’s degree in mathematics and computer science from Memphis State University and a M.B.A. from Temple University.

Qualifications

Mr. Merchant’s experience as a senior technology executive at many companies in the financial industry and in the public sector has provided him with senior leadership and executive experience and management, operational and technological expertise, as well as a detailed knowledge of Juniper’s customers and industry. As a Chief Information Officer, Mr. Merchant’s provides the Company with meaningful insight and experience related to information technology, cybersecurity best practices and the relationship between information security programs and broader business goals and objectives. Mr. Merchant also brings public company governance experience as a member of boards and board committees of a number of other technology companies.

Rami Rahim
Age 45 Director since 2014 Board Committees: Stock, M&A (Chair), Offering Other Public Company Boards: None

Mr. Rahim joined Juniper Networks in January 1997 and was appointed as Chief Executive Officer of the Company in November 2014. Previously, Mr. Rahim served as Executive Vice President and General Manager, Juniper Development and Innovation, responsible for driving innovation across the Company through the oversight of all research and development programs, strategy, development, and business growth across the portfolio of routing, switching, and security. He has also overseen the ongoing evolution of silicon technology and the Junos operating system. In addition, Mr. Rahim has served at Juniper Networks in a number of roles, including Executive Vice President, Platform Systems Division, Senior Vice President and General Manager, Edge and Aggregation Business Unit, and Vice President, Product Management for the Edge and Aggregation Business Unit. Prior to that, Mr. Rahim spent the majority of his time at the Company in the development organization where he helped with the architecture, design and implementation of many Juniper Networks core, edge, and carrier Ethernet products. Mr. Rahim holds a Bachelor of Science degree in Electrical Engineering from the University of Toronto and a Master of Science degree in Electrical Engineering from Stanford University.

Qualifications

Mr. Rahim’s day-to-day involvement in the Company’s business has provided him with extensive knowledge and understanding of the Company and its industry. As Chief Executive Officer, he is able to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, financial condition, operations, competitive position and business. His prior experience in a number of management roles at Juniper Networks provided him with in-depth industry and business experience in building and operating complex networks and a detailed knowledge of Juniper’s customers and industry. In addition, his experience with Juniper from its early stages also offers the Board insight into the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	13

Pradeep Sindhu
Age 63 Director since 1996 Board Committees: Vice Chairman of the Board Other Public Company Boards: None

Dr. Sindhu founded Juniper Networks in February 1996 and served as Chief Executive Officer and Chairman of the Board of Directors until September 1996. Since then, Dr. Sindhu has served as Vice Chairman of the Board of Directors and Chief Technical Officer of Juniper Networks. In 2015, Dr. Sindhu co-founded Fungible, Inc. (“Fungible”), a startup focused on data center computing and storage. Dr. Sindhu and the Company agreed that he would be permitted to devote a portion of his working time to Fungible, but Dr. Sindhu’s duties, responsibilities and obligations to the Company remain unchanged and he continues to serve as our Chief Technology Officer and as Vice Chairman of the Board. From September 1984 to February 1991, Dr. Sindhu worked as a Member of the Research Staff, and from March 1987 to February 1996, as the Principal Scientist, and from February 1994 to February 1996, as Distinguished Engineer at the Computer Science Lab at Xerox Corporation, Palo Alto Research Center, a technology research center.

Qualifications

As the founder and Chief Technical Officer of the Company, Dr. Sindhu is a leading expert in networking technology and is able to provide the Board with an understanding of the Company’s products and technology as well as provide expert perspective on industry trends and opportunities. Dr. Sindhu’s experience with the Company from its founding also offers the Board insight into the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view.

William R. Stensrud
Age 65 Director since 1996 Board Committees: Stock (Chair), M&A, Compensation, Nominating and Corporate Governance (Chair) Other Public Company Boards: None

Mr. Stensrud is a Partner of the SwitchCase Group, a consulting company, the Chairman and Chief Executive Officer of InstantEncore.com, a provider of web and mobile technology to the performing arts, and Chairman and Principal at Interactive Fitness Holdings, a designer and manufacturer of virtual stationary bicycles. From January 2007 to March 2007, he served as Chairman and CEO of Muze, Inc., a provider of business-to-business digital commerce solutions and descriptive entertainment media information. Mr. Stensrud was a general partner with the venture capital firm of Enterprise Partners from January 1997 to December 2006. Mr. Stensrud was an independent investor and turn-around executive from March 1996 to January 1997. During this period, Mr. Stensrud served as President of Paradyne Corporation and as a director of Paradyne Corporation, Paradyne Partners LLP and GlobeSpan Corporation, Inc. (acquired by Conexant, Inc.), all data networking companies. From January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation, a data networking company acquired by 3Com Corporation. From 1986 to 1992, Mr. Stensrud served as the Marketing Vice President of StrataCom, Inc., a telecommunications equipment company, which Mr. Stensrud co-founded.

Qualifications

Mr. Stensrud’s years of experience in venture capital and in the management of a wide variety of technology companies have exposed him to a broad range of issues affecting businesses, including a number of businesses in the technology industry. Mr. Stensrud’s experience as an operating executive in the telecommunications and data communications industry provides the Board and management with knowledge and perspective on the Company’s daily operating challenges. His work has included analyzing and focusing on improving various aspects of businesses, including operations, strategies and financial performance.

Proposal No. 2
Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit Juniper Networks’ consolidated financial statements for the fiscal year ending December 31, 2016. During fiscal 2015, Ernst & Young served as Juniper Networks’ independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 44. Representatives of Ernst & Young are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm as Juniper Networks’ independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proposals to be Voted on

Recommendation

Our Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the 2016 fiscal year.

Vote Required

Provided a quorum is present, ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for fiscal 2016 requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting.

Proposal No. 3
Approval of the Amendment and Restatement of the Juniper Networks, Inc. Performance Bonus Plan

We are requesting that stockholders approve the amendment and restatement of the Juniper Networks, Inc. Performance Bonus Plan, effective January 1, 2017 (the “Performance Bonus Plan”). The performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), requires that the stockholders of the Company approve the material terms of the Performance Bonus Plan at least every five years. The Performance Bonus Plan was most recently approved by the Company’s stockholders at the 2011 annual meeting of stockholders. Therefore, the Company is asking stockholders to again approve the Performance Bonus Plan in order to satisfy the stockholder approval requirement under Section 162(m).

As proposed for approval, the primary changes to the Performance Bonus Plan from the version approved by the stockholders in 2011 are:

●	to modify the performance goals to remove cash flow margin and add revenue growth, contribution margin, and operating profit or net operating profit; and
●	to provide for the ability to award bonuses under the Performance Bonus Plan to participants that do not qualify as performance-based compensation under Section 162(m).

The amendment and restatement of the Performance Bonus Plan was adopted by the Compensation Committee on November 11, 2015, subject to stockholder approval. The material terms of the Performance Bonus Plan, as they have been amended since the 2011 annual meeting of stockholders, are summarized below.

Recommendation

Our Board recommends a vote “FOR” the approval of the amendment and restatement of the Performance Bonus Plan.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted for approval of the foregoing proposal, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, approval of the amendment and restatement of our Performance Bonus Plan requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting.

Purpose of the Request for Approval

Section 162(m) limits the deductibility of bonuses paid to a company’s principal executive officer and its next three most highly compensated officers (other than its principal financial officer), unless they qualify as performance-based compensation under Section 162(m).

Briefly, Section 162(m) requires the following to ensure that performance-based bonuses paid to participants under the Performance Bonus Plan are fully deductible:

●	bonuses to be paid pursuant to an objective formula;
●	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and
●

that the stockholders of the Company have approved the material terms of the Performance Bonus Plan which include: (i) the eligible participants; (ii) the individual bonus limit; and (iii) the business criteria on which performance goals are based.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	15

Description of the Performance Bonus Plan

The material features of the Performance Bonus Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the Performance Bonus Plan, and this summary is qualified in its entirety by reference to the text of the Performance Bonus Plan, which is attached to this proxy statement as Annex A.

ELIGIBILITY. Our executive officers who are chosen solely at the discretion of the Compensation Committee are eligible to participate in the Performance Bonus Plan. Because our executive officers are eligible to receive awards under the Performance Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Performance Bonus Plan in any year.

PURPOSE. The purpose of the Performance Bonus Plan is to motivate the participants to achieve our corporate and business unit performance objectives and to reward them when those objectives are satisfied.

ADMINISTRATION. The Performance Bonus Plan is administered by the Compensation Committee consisting of no fewer than two members of the Board that qualify as “outside directors” under Section 162(m).

DETERMINATION OF AWARDS. Under the Performance Bonus Plan, participants are eligible to receive cash payments based upon the attainment and certification of certain objective, pre-established performance criteria as determined by the Compensation Committee. The performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results, to a designated comparison group or to another performance measure, in each case as specified by the Compensation Committee. Financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles, or GAAP, in accordance with accounting principles established by the International Accounting Standards Board, or IASB, or which may be adjusted when pre-established to exclude any items otherwise includable under GAAP or IASB:

(i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin, (viii) operating expenses or operating expenses as a percentage of revenue,

(ix) earnings (which may include, but is not limited to, earnings before interest, taxes, depreciation and/or amortization and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) market share, (xxiii) contract awards or backlog, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics.

Awards that are not intended to comply with the performance-based compensation exception under Section 162(m) may be adjusted by the Compensation Committee in its sole discretion.

The performance criteria may differ for each participant. Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Performance Bonus Plan. The Compensation Committee may also grant awards not intended to comply with the performance-based compensation exception under Section 162(m), and for those awards, the Compensation Committee, in its sole discretion, may increase the amount of an award otherwise payable under the Performance Bonus Plan.

PAYMENT OF AWARDS. The payment of a bonus for a given performance period generally requires the participant to be employed by the Company as of the date the bonus is paid. All awards will be paid in cash as soon as is practicable following determination of the award. The Compensation Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Section 162(m).

MAXIMUM AWARD. The amounts that will be paid pursuant to the Performance Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Performance Bonus Plan in any of our fiscal years is $20,000,000.

AMENDMENT AND TERMINATION. The Compensation Committee may amend, modify, suspend or terminate the Performance Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Performance Bonus

Proposals to be Voted on

Plan or in any award granted thereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to participants made prior to such amendment, modification, suspension or termination, unless the Compensation Committee has made a determination that such amendment or modification is in the best interests of all persons to whom awards have theretofore been granted. In addition, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

INDEMNIFICATION. Our Board of Directors and Compensation Committee are generally indemnified by the Company for any liability arising from claims relating to the Performance Bonus Plan.

Federal Income Tax Consequences

Subject to the approval by the stockholders of the proposal described herein, the Company may be entitled to a deduction equal to the amount of income recognized by a participant. However, if the proposal is not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of the Performance Bonus Plan commencing in 2017, the future deductibility by the Company of any such bonuses may be limited by Section 162(m). Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that the awards under the Performance Bonus Plan will qualify for exemption under Section 162(m); however, the Performance Bonus Plan is structured with the intention that the Compensation Committee (or the Subcommittee thereof) will have the discretion to make awards under the Performance Bonus Plan qualify as “performance-based compensation” and be fully deductible.

New Plan Benefits

Future benefits under the Performance Bonus Plan are not determinable because awards under the Performance Bonus Plan are determined based on actual future performance. Cash bonuses paid to our named executive officers for the Company’s 2015 fiscal year are shown in this Proxy Statement in the Summary Compensation Table on page 37 and discussed in more detail in the section entitled Compensation Discussion and Analysis beginning on page 19.

Proposal No. 4
Non-Binding Advisory Vote on Executive Compensation

This proposal provides our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, or NEOs, pursuant to section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. For more detail on our NEOs, please see the Compensation Discussion and Analysis beginning on page 19 and the Summary Compensation Table beginning on page 37. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation programs and policies and the compensation paid to our NEOs.

The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs. The Company’s current policy is to hold a Say on Pay vote each year, and we expect to hold another advisory vote with respect to executive compensation at the 2017 annual meeting. At our 2015 annual meeting of stockholders, approximately 96% of votes cast were in favor of our NEO compensation program.

We design our executive compensation programs to implement our core objectives of (i) providing competitive pay, (ii) paying for performance, and (iii) aligning management’s interests with the interests of long-term stockholders. We believe that our CEO’s compensation, and that of our other NEOs, in 2015 is well aligned with the Company’s performance and the interests of our stockholders, and reflects our objective of to link pay with performance for our NEOs. In deciding how to vote on this proposal, we encourage you to read the Executive Compensation section of this proxy statement set forth immediately below this proposal, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions, for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, the factors considered in making those decisions, and changes made to such programs as a result of our stockholder

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	17

engagement and the results of last year’s advisory vote to approve executive compensation.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote “FOR” the following resolution:

“RESOLVED, that Juniper Networks, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement.”

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted

“FOR” the proposal, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, the advisory approval of our executive compensation requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design and practices.

Executive Compensation

Compensation Discussion & Analysis

The Company’s Compensation Committee (the “Committee”) is comprised entirely of non-employee directors and has the responsibility of approving compensation for our officers who are designated as reporting officers under Section 16 of the Exchange Act (“Section 16 officers”). The Performance Award Subcommittee of the Committee (the “Subcommittee”) is comprised entirely of outside directors and has the responsibility of approving Section 16 officer incentive compensation programs as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. Generally, the types of compensation and benefits provided to Section 16 officers are also provided to other non-Section 16 officers reporting to the Chief Executive Officer. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer or Chief Financial Officer during 2015, as well as the other individuals included in the Summary Compensation Table on page 37, are referred to as the “named executive officers,” or “NEOs.” This discussion provides an overview of our executive compensation framework and philosophy, and describes and analyzes the 2015 compensation program for the NEOs of the Company, who are listed below.

Named Executive Officers
Rami Rahim	Chief Executive Officer
Robyn Denholm(1)	Former EVP, Chief Financial and Operations Officer
Pradeep Sindhu	EVP, Chief Technology Officer
Brian Martin(2)	SVP, General Counsel
Jonathan Davidson(3)	EVP and GM, Juniper Development & Innovation

(1)	In February 2016, Robyn Denholm resigned from her role as Executive Vice President, Chief Financial and Operations Officer and Ken Miller was appointed as her successor.
(2)	On October 5, 2015, Brian Martin was hired as Senior Vice President, General Counsel in connection with Mitchell Gaynor’s resignation as General Counsel in October 2015.
(3)	On January 16, 2015, Jonathan Davidson was promoted to his role as Executive Vice President and General Manager, Juniper Development and Innovation.

Our Compensation Discussion & Analysis is organized into four sections.

●	Section 1 – Executive Summary
●	Section 2 – Compensation Programs Process
●	Section 3 – Elements of Executive Compensation
●	Section 4 – Other Compensation Policies and Information

Section 1 – Executive Summary

2015 Performance and Pay Outcomes

Fiscal year 2015 was a year of strong financial and operational performance for Juniper Networks. Compared to 2014, we increased revenue, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share. The table below highlights certain year-over-year key performance indicators.

Key Performance Indicators: 2015 vs. 2014

Result	Fiscal 2014	Fiscal 2015	YoY % Change
Revenue (Millions, “M”)(1)	$4,627.1	$4,857.8	+5.0%
Non-GAAP Operating Income (M)(2)	$958.4	$1,165.7	+21.6%
Non-GAAP Operating Margin(2)	20.7%	24.0%	+3.3 points
Stock Price at Fiscal Year End	$22.32	$27.60	+23.7%
Non-GAAP Earnings per Share (Diluted)(2)	$1.45	$2.03	+40.0%

(1)	Revenue increased 7.0% year-over-year when adjusted to exclude the impact from the sale of Junos Pulse in 2014, as described in our January 27, 2016 Current Report on Form 8-K, which furnished our earnings release for the 2015 fiscal year. Reconciliations to the comparable GAAP measures are contained therein.
(2)	Reflects non-GAAP financial measures, as described in our January 27, 2016 Current Report on Form 8-K, which furnished our earnings release for the 2015 fiscal year. Reconciliations to the comparable GAAP measures are contained therein.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	19

As further detailed below, the Committee has consistently adopted a philosophy that emphasizes “pay for performance.” Accordingly, our strong financial results and stock price performance for 2015 are directly reflected in the outcomes of our executive pay programs. In summary, achievement of performance results as described above resulted in the following executive compensation program outcomes:

●	The Executive Annual Incentive Plan (“AIP”) resulted in total payouts representing 107.5% of target for our CEO and other NEOs;
●

Our three-year Performance Share Award Plan (“PSA Plan”) PSA Plan resulted in total “banking” for fiscal year 2015 representing 118.3% of target for our CEO and other NEOs (excluding Mr. Martin, who was hired in October 2015 and was not awarded PSAs associated with fiscal year 2015);

●	Based on performance during the three-year period covering fiscal years 2013 through 2015, our 2013 PSAs were earned and settled at 109.6% of target; and
●	Based on the Company’s stock price performance in 2015, the first tranche of the price-vested RSUs granted in 2014 vested in 2015.

Stockholder Engagement and Changes for 2016

At our 2015 annual meeting of stockholders approximately 96% of votes cast were in favor of our named executive officer compensation program, representing an increase from the 86% rate at our 2014 annual meeting. Following our “Say-on-Pay” advisory vote, Juniper Networks continued its practice of meeting with significant stockholders to obtain their perspectives on our executive compensation programs. In this regard, representatives from Juniper Networks, including our Committee Chairperson and Vice President, Investor Relations, spoke with eight of our largest stockholders owning in total approximately 23% of our outstanding common stock.

The Committee evaluated the results of the “Say-on-Pay” advisory vote, as well as took into consideration the perspectives of stockholder feedback. Following consultation with the Committee’s independent compensation consultant, the Committee continued its practice of evolving the design for our executive officers’ compensation programs to meet our changing business needs. Certain significant changes to our executive compensation programs and equity dilution target for 2016 are summarized below.

●

Executive Annual Incentive Plan. Because the Committee wanted an increased focus on revenue growth in a sustained and reasonable manner, it decided to change the primary financial metric from non-GAAP operating margin to revenue. In addition, the Committee included a non-GAAP operating margin decelerator, which would decrease payouts if non-GAAP operating margin falls below a specified threshold. The Committee believes these changes, in combination with maintaining the non-GAAP operating income gate and strategic construct, provide such a focus.

●

Performance Share Award Plan. The Committee added a non-GAAP operating margin decelerator to the revenue primary metric in order to align with the AIP financial construct and to provide increased focus on sustained revenue growth.

●

Equity dilution. For fiscal 2016, the Company intends to continue its focus on reducing its equity burn rate, and intends to target a burn rate reduction from 2.5% of common shares outstanding (“CSO”) to 2.4% of CSO. We believe that reducing our equity usage target will mitigate stockholder dilution via our equity programs while still allowing us to stay competitive to attract and retain talent. See chart below for fiscal 2012-2015 detail.

Total Shares Granted (Burn Rate): 2012-2015

Executive Compensation

Corporate Governance Framework

The Committee takes seriously its duty to maintain a comprehensive governance framework that is aligned with market leading practice and standards. Therefore, the Committee has adopted a strong corporate governance framework for executive compensation that includes the components described below.

Corporate Governance Framework

What We Do
Pay for performance	A significant percentage of total target direct compensation is pay-at-risk that is connected to performance.
Stock ownership guidelines	We have established stock ownership guidelines for members of our Board, NEOs, and certain former NEOs to align the interests of our leadership with those of our stockholders. In 2015, we enhanced holding requirements for our Chief Executive Officer. See page 49 for further information.
“Clawback” policy	In 2015, we adopted a “clawback” policy under which all our executive officers are required, in certain instances, to repay overpayments of incentive compensation awards in the event of a financial restatement in which it is determined that the individual executive was responsible. See page 35 for further information.
“Double-trigger” change-in-control arrangements	An executive’s unvested equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment. See page 33 for further detail regarding our change-in-control arrangements.
Avoid excessive risk taking

Our incentive plans use multiple performance measures, caps on incentive payments, and overlapping performance periods for PSA shares and price-vested RSUs. The Committee reviews an annual executive compensation program risk assessment by Semler Brossy, our independent compensation consultant.

Based in part on this philosophy and these governance features, the Committee does not believe that the compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

What We Don’t Do
No stock option repricing	The Company’s 2015 Equity Incentive Plan does not permit us to reprice stock options without stockholder approval or to grant stock options with an exercise price below fair market value or to repurchase below water options.
No tax gross-ups	The Company has no executive officer contracts providing for an excise tax gross up following a change in control.
No hedging or pledging of Company stock and no use of margin accounts	The Company has adopted a policy that prohibits members of our Board and all employees, including Section 16 Officers, from pledging their Company stock or engaging in short sales of Company stock and other similar transactions that could be used to hedge the risk of Company stock ownership. See page 35 for further information.
No “evergreen” employment agreements	We do not provide “evergreen” positions in any employment agreements with executive officers.
No dividend equivalents on unvested equity awards	We do not pay dividends or dividend equivalents on shares or units that are not earned.
No excessive perks	We offer only certain limited benefits as required to remain competitive and to attract and retain highly talented executives.

Section 2 – Compensation Programs Process

Roles

The Company’s executive compensation programs are overseen by the Committee and Subcommittee, with support provided by the independent compensation consultant, and the Chief Executive Officer and management. Each of their roles is described below.

Role of the Compensation Committee and Subcommittee

The Committee is comprised entirely of independent directors and has the responsibility of approving compensation for our officers who are designated as reporting officers under Section 16 of the Exchange Act. The Subcommittee is comprised entirely of outside directors and has the responsibility of approving Section 16 officer incentive compensation programs as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. This includes evaluation of the Chief Executive Officer and overall responsibility for approving and evaluating executive officer compensation plans, policies, and programs. In addition, the Committee has responsibility for reviewing the overall equity award practices of the Company. The Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal counsel, compensation consultants, or other advisors as the Committee deems necessary to carry out its duties.

The Committee independently decides the salary, incentive target and equity awards for the Chief Executive Officer with input from its independent compensation consultant. Based on the information presented from the independent compensation consultant, the Committee discusses the Chief Executive Officer’s contribution and performance, Company performance, the competitive market, and the other factors discussed below, and independently makes compensation decisions in an executive session, without members of management present.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	21

Role of the Independent Compensation Consultant

The Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In addition, the Committee is free to replace its compensation advisors or retain additional advisors at any time.

During 2015, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise the Committee on executive compensation. The Committee determined that Semler Brossy is an independent compensation advisor under the rules of the New York Stock Exchange and there are no conflicts of interest. For details on the engagement and services provided by Semler Brossy, please refer to the “Compensation Consultant Fee Disclosure” section of this proxy statement beginning on page 43. During the 2015 fiscal year,

Semler Brossy did not provide any services unrelated to executive compensation, and therefore received no fees for additional services.

Role of the Chief Executive Officer and Management

The Chief Executive Officer makes recommendations to the Committee regarding the salary, incentive target and equity awards for the NEOs (except for himself). These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the Chief Executive Officer’s assessment of individual specific factors, such as the individual’s role and contribution to Company performance and the other factors discussed below. The Chief Executive Officer is also assisted by the Senior Vice President, Human Resources in making these recommendations.

Executive Compensation Philosophy

In 2015, the Committee established the guiding principles detailed below. The Committee believes that these guiding principles drive desirable behaviors, accountability, and alignment with stockholder interests.

Table 1: Executive Compensation Philosophy

Principle		Strategy
1.	Enhance Accountability	Executive compensation linked to a clear set of business objectives
2.	Manage to Balanced Results	Compensation strategy that drives balanced results between the following:
		–	Short- and long-term objectives
		–	Individual and team performance
		–	Financial and non-financial objectives
		–	Customer satisfaction and growth
3.	Reward High Performance	Upside potential in the incentive plans for superior performance with downside risk for underperformance
4.	Attract & Retain Talent	Market-competitive programs with flexibility to be aggressive for mission-critical talent retention and acquisition
5.	Align with Stockholder Interests	Programs that are transparent, easily understood and aligned with long-term stockholder interests
6.	Encourage Health and Financial Well-Being	Market-competitive benefit programs that encourage wellness and financial savings

Competitive Compensation Data

The Committee reviews competitive compensation data to establish market reference points, including data from the Peer Group and published surveys, as described below.

2015 Peer Group

The Committee, with input from Semler Brossy, has established a peer group of publicly-traded networking equipment and other high technology companies set forth in the table below (the “Peer Group”). In deciding whether a company should be included in the Peer Group, the Committee generally considers the following screening criteria:

●	Revenue;
●	Market value;
●	Historical revenue growth;
●	Business model;
●	Scope of operations;
●	Industry relevance; and
●	Whether we compete with the company for talent.

This list is regularly reviewed and updated by the Committee with the assistance of Semler Brossy to take into account changes in both the Company’s business and the businesses of the companies in the Peer Group. The data on the compensation practices of the Peer Group is gathered through publicly available information.

For competitive benchmarking purposes, the positions of our NEOs were compared to similar positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group as presented by Semler Brossy were examined to become informed about competitive pay levels and practices. For compensation decisions made in early 2015, the Peer Group consisted of the companies set forth below.

Executive Compensation

Table 2: Peer Group

Company Name
Adobe Systems Inc.	Intuit Inc.
Autodesk, Inc.	Motorola Solutions Inc.
Broadcom Corp.	NetApp Inc.
Brocade Communication Systems, Inc.	NVIDIA Corp.
CA, Inc.	SanDisk Corp.
Citrix Systems, Inc.	Symantec Corp.
Corning, Inc.	VMware, Inc.
EMC Corp.	Xilinx, Inc.

Changes to the Peer Group used to assess 2015 pay decisions include the removal of BMC Software because it was acquired in September 2013 and public compensation data is no longer available.

Peer Group Changes for 2016

In August 2015, the Committee reviewed the current Peer Group and, with input from Semler Brossy, decided to make several changes for future compensation decisions.

●

Removed EMC Corporation. The Committee determined that EMC Corporation, despite the high relevance of its business model, had grown to a size where revenue and market capitalization increased beyond the size screens used to determine comparable peers.

●	Added Ciena and ARRIS. The Committee determined that both companies were comparable peers in terms of size, scope of operations, and industry.

Published Surveys

The Committee additionally reviews broader technology company data to provide market context. For the 2015 annual compensation review, compensation data was drawn from the Radford 2014 Executive Compensation

Survey for a broader list of technology companies of comparable size, approximately $4.8 billion in annual revenue.

After reviewing the Peer Group and survey compensation data presented by Semler Brossy, the Committee takes into consideration other factors, such as internal equity, individual performance, tenure, leadership skills, and ability to impact business performance. In addition, while recruiting and retaining key executive talent, the compensation decisions may be determined based on negotiations with such individuals and can reflect such factors as the amount of compensation that the individual would forego by joining or remaining with the Company or relocation costs. The Committee also takes into consideration tally sheets and the results from the “Say-on-Pay” advisory vote and feedback we receive when we conduct ongoing stockholder outreach in the evaluation of our executive compensation programs and policies.

Section 3 – Elements of Executive Compensation

The following table lists the elements of target direct compensation for our 2015 executive compensation program.

Table 3: Elements of Executive Compensation

	Fixed	Variable Short-Term		Variable Long-Term			Other
	Base Salary	AIP Cash	Bonus PSU	RSU	PSA	Price-Vested RSU	Benefits
Primary Purpose	Attract and retain		Retain	Attract and retain			Encourage wellness and financial savings
		Provide focus on annual financial and non- financial goals, motivate performance		Reward achievement of financial and strategic results that drive long-term stockholder value
Create ownership and align employee efforts with stockholder interests
Total Performance/ Vest Period	Ongoing	1 Year	1 Year Performance 2 Years Vest	3 Years	3 Years	3-5 Years	Ongoing
Target Pay Positioning	50th Percentile	60th-65th Percentile					50th Percentile
Market Definition	Comparable U.S. companies with whom Juniper Networks competes for talent. Compensation data reported by similarly-sized high-technology companies in published surveys.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	23

The program uses a mix of fixed and variable compensation elements and is designed to drive corporate performance using measures that correlate to stockholder value and align with our financial and strategic Company goals. The Committee has also established a market positioning framework to provide a starting point in compensation decision-making; final decisions regarding compensation opportunity for executive officers take into account individual performance, tenure, criticality of role, and ability to impact business results.

Pay for Performance

The Company’s pay mix emphasizes pay for performance. In 2015, “variable” compensation in the form of annual cash bonus incentive and equity (i.e., RSUs and performance shares) comprised 89% of our CEO’s target total direct compensation. In 2015, variable compensation comprised 88% of our other NEOs’ target total direct compensation on average.

2015 Target Pay Mix: CEO and Other NEOs

2015 Pay Mix: CEO Annual Target Total Direct Compensation(1)	2015 Pay Mix: Other NEO Average Target Total Direct Compensation(2)

(1)	Target Total Direct Compensation reflects base salary as indicated in the Summary Compensation Table, target annual incentive opportunity as indicated in the Grants of Plan-Based Awards Table, and target value of 2015 equity awards as indicated in the Summary Compensation Table. The Summary Compensation Table begins on page 37 and the Grants of Plan-Based Awards Table begins on page 39.
(2)	Target Total Direct Compensation reflects an average of base salary as indicated in the Summary Compensation Table, target annual incentive opportunity as indicated in the Grants of Plan-Based Awards Table, and target value of 2015 equity awards as indicated in the Summary Compensation Table. The Annual Cash Bonus amount excludes the sign-on bonus paid to Mr. Martin in connection with the commencement of his employment with the Company. The Summary Compensation Table begins on page 37 and the Grants of Plan-Based Awards Table begins on page 39.

Base Salary

In 2015, the Committee independently decided not to provide a base salary increase to Mr. Rahim as his salary for 2015 was determined as part of his promotion to Chief Executive Officer in November 2014. Mr. Rahim provided the Committee with his recommended base salary changes for the other NEOs, in light of analysis and guidance from Semler Brossy, including competitive data from our Peer Group and his assessment of individual-specific factors. The Committee determined that in connection with Mr. Davidson’s promotion in January 2015 to provide a salary increase commensurate with his expanded responsibilities as EVP, Juniper Development & Innovation. As noted in the table below, no other NEOs received pay increases in 2015.

Executive Compensation

Table 4: 2015 Base Salary

Executive	2015 Base Salary Before Increase	2015 Base Salary After Increase	% Salary Increase
Rami Rahim Chief Executive Officer	$1,000,000	$1,000,000	—%
Robyn M. Denholm Former EVP, Chief Financial and Operations Officer	$750,000	$750,000	—%
Pradeep Sindhu EVP, Chief Technology Officer	$600,000	$600,000	—%
Brian Martin(1) SVP, General Counsel	$450,000	N/A	N/A
Jonathan Davidson(2) EVP and GM, Juniper Development & Innovation	$500,000	$600,000	20.0%

(1)	On October 5, 2015, Mr. Martin was hired as Senior Vice President, General Counsel in connection with Mitchell Gaynor’s resignation as General Counsel in October 2015, and therefore did not receive a pay increase in 2015.
(2)	On January 16, 2015, Mr. Davidson was promoted to his role as Executive Vice President and General Manager, Juniper Development and Innovation. Mr. Davidson’s salary increase is in connection with his promotion.

Executive Annual Incentive Plan

Consistent with our key program objective to have a significant portion of each NEO’s compensation tied to performance, the Company has established a target annual performance-based incentive opportunity for each NEO, expressed as a percentage of base salary. In setting the amount of the target incentive, the Committee, with input from Semler Brossy, takes into account the competitive market data described above, desired positioning against market, the individual’s role and contribution to performance, and internal equity.

The actual award earned may be higher or lower than this target incentive amount, based on Company and/or individual performance factors.

For 2015, target incentives (expressed as a percentage of base salary) for all NEOs remained consistent with 2014 levels. With respect to the 2015 AIP, a portion of each NEO’s (other than Mr. Martin) target opportunity under the AIP was awarded in performance shares (“Bonus PSUs”) at the beginning of the AIP performance period, as discussed in more detail below. The target incentives as a percentage of base salary for 2015 are presented below.

Table 5: 2015 Target AIP Incentives

Executive	Annual Salary as of 12/31/2015	Adjusted Base Salary(1)	Target AIP (as % of Base Salary)(2)	Target AIP $ Value(3)
Rami Rahim Chief Executive Officer	$1,000,000	$1,000,000	175%	$1,750,000
Robyn M. Denholm Former EVP, Chief Financial and Operations Officer	$750,000	$750,000	150%	$1,125,000
Pradeep Sindhu EVP, Chief Technology Officer	$600,000	$600,000	100%	$600,000
Brian Martin(4) SVP, General Counsel	$450,000	$109,091	100%	$109,091
Jonathan Davidson(5) EVP and GM, Juniper Development & Innovation	$600,000	$595,833	100%	$595,833

(1)	Adjusted base salaries reflect actual salaries earned in 2015.
(2)	In 2015, the Committee awarded a portion of the target incentive value in Bonus PSUs. These percentages reflect the target AIP value as a percentage of base salary prior to adjusting for Bonus PSUs.
(3)	These values reflect the target AIP value prior to adjusting for Bonus PSUs. Actual cash payout is based on the Target AIP (as % of Base Salary), less Target Bonus PSUs value prior to the 1.5x multiplier, as further described below.
(4)	On October 5, 2015, Mr. Martin was hired as Senior Vice President, General Counsel in connection with Mitchell Gaynor’s resignation as General Counsel in October 2015. His adjusted base salary is prorated for the portion of fiscal year 2015 he was employed with the Company and he was not awarded Bonus PSUs associated with fiscal year 2015.
(5)	On January 16, 2015, Jonathan Davidson was promoted to his role as Executive Vice President and General Manager, Juniper Development and Innovation. His adjusted base salary is prorated for the portion of fiscal year 2015 he served in his new role. His Bonus PSUs are reflective of his base salary and target AIP (as % of base salary) prior to his promotion.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	25

Performance Goals under the Executive Annual Incentive Plan

NEOs could earn annual cash incentives for 2015 based on an achievement of pre-determined goals in the AIP. Incentives under the 2015 AIP were initially funded based on the achievement of a minimum level of GAAP Operating Income equal to $300 million, which the Company achieved for fiscal year 2015. The 2015 AIP was then comprised of three components: Non-GAAP Operating Income Gate, Financial metrics, and Strategic metrics, in order to drive executive focus on achievement of pre-determined goals that contributed to overall Company performance. With respect to the Non-GAAP Operating Income Gate, a threshold amount of non-GAAP operating income must be achieved to earn any amounts under the AIP. If the gate is achieved, the AIP will then pay out based on the Financial and Strategic components, weighted 70% and 30%, respectively. The Financial component was comprised of non-GAAP corporate operating margin and revenue growth targets, consistent with the 2014 AIP construct. The Committee utilized these financial metrics as it believes that both non-GAAP operating margin expansion and revenue growth are critical to stockholder value creation. The Strategic component was focused on a number of key objectives that the Committee believes contributed to operational and financial results, including customer satisfaction, market share gain, and employee engagement. The Committee evaluates the achievement of each strategic objective on a quantitative scale. The 2015 AIP design is illustrated below.

2015 AIP Design

Funding Gate: Must achieve minimum level of Non-GAAP Operating Income* for ANY Funding If Operating Income Gate is achieved, funding is based on components below

Financial (70% Weighting)				Strategic (30% Weighting)

Corporate Non-GAAP Operating Margin* (0%-150% Payout)	x	Corporate Revenue Growth (0.9x-1.33x Multiplier)	+	Strategic Objectives, including customer satisfaction, market share gains, and employee engagement

*	Non-GAAP Operating Income excludes certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, and certain non-recurring charges (benefits). Non-GAAP Operating Income is calculated quarterly and publicly disclosed as part of our quarterly earnings releases.

Assuming achievement of the Non-GAAP Operating Income Gate, the actual amounts paid to individual NEOs under the AIP depend on the level of achievement against the objectives. Because of an increase in the difficulty of the financial metrics, the Committee decided to increase the maximum bonus funding from 150% to 200%. Maximum bonus pool funding is 200%, and NEOs can earn anywhere between 0%-200% of their respective target incentive based on actual performance, less the portion of the 2015 AIP delivered in Bonus PSUs. For 2015, the Committee established target performance goals for non-GAAP operating income, non-GAAP operating margin, and revenue growth per the table below. The Financial and Strategic goals were the same for all individuals in the AIP.

Table 6: 2015 Financial Performance Targets and Achievements

Non-GAAP Operating Margin			X	Revenue Growth Multiplier
	Performance	Payout(1)		Revenue Growth (M)	Multiplier
Max	25.0%	150%		>=$4,939	1.33x
				$4,893-$4,939	1.20x
Target	23.6%	100%		$4,848-$4,893	1.10x
Threshold	20.0%	50%		$4,826-$4,848	1.00x
				$4,790-$4,826	0.90x(3)
Actual	24.0%(2)	114.3%	X	$4,857.8	1.10x

114.3 x 1.10x = 125.7% of Target Payout for Financial Component 125.7% Payout for Financial Component = 88.0% Weighted Payout (Financial Component has 70% Weighting on Overall Plan)

(1)	No payout for individual component for performance levels below threshold. Payment scales between threshold and target and between target and maximum are linear.
(2)	Reflects non-GAAP financial measures as described in our earnings release for fiscal year 2015 furnished in our Current Report on Form 8-K filed with the SEC on January 27, 2016. Reconciliations between GAAP and non-GAAP measures are contained therein.
(3)	Revenue less than $4,826M reduces attainment on a sliding scale down to 0.9x at revenue of $4,790M. Revenue attainment less than $4,790M reduces payout by 0.9x.

Executive Compensation

For 2015, the Funding Gate was $885M in non-GAAP operating income. Our 2015 non-GAAP corporate operating income of $1,165.7M, as described in our Current Report on Form 8-K filed with the SEC in January 2016, exceeded the Operating Income Gate, allowing the AIP to pay out based on attainment of Financial and Strategic components. Actual 2015 non-GAAP operating margin was between Target and Max, while revenue growth produced a multiplier of 1.10x on the non-GAAP operating margin payout. As a result, payout for the Financial component (weighted at 70% of the overall plan) was 88.0% of target.

For the Strategic objectives-based payouts, the Committee evaluated performance for each objective and determined the score was 65% of target. This score reflects above-target performance for the employee engagement objective, and below-target performance for the customer satisfaction and market share objectives. As a result, payout for the Strategic component (weighted at 30% of the overall plan) was 19.5% of target. The combined payouts for Financial and Strategic components was 107.5% of target.

Bonus PSUs Granted Pursuant to the Executive Annual Incentive Plan

In order to enhance retention of our executives and further align the interest of our NEOs with the long-term success of the Company, the Committee awarded approximately 50% of each NEO’s (other than Mr. Martin) target opportunity under the 2015 AIP in Bonus PSUs at the beginning of the AIP performance period. The Bonus PSUs vest over a two year period (subject to achievement of performance conditions), which is approximately one year longer than the period required to earn the cash portion of the AIP. In connection with the longer vesting period for the Bonus PSUs, the Committee awarded Bonus PSUs in the amount equal to 1.5 times the approximately 50% target opportunity for each applicable NEO. The Bonus PSUs vest only if the 2015 AIP Operating Income Gate and the 2015 AIP Threshold non-GAAP operating margin, as set forth in the chart below, are achieved. If the performance criteria are achieved, the Bonus PSUs vest in two equal tranches in February 2016 and 2017. The Bonus PSUs are not eligible for any additional performance multipliers.

2015 Bonus PSUs Design

Fiscal Year 2015 Performance Conditions		If Fiscal Year 2015 performance conditions are met, Bonus PSUs time- vest	Time Vesting

Corporate Non-GAAP Operating Income* >= $885M	Corporate Non-GAAP Operating Margin* >= 20.0%		50% Vest in ~1 Year after grant	50% Vest in ~2 Years after grant

*	Non-GAAP Operating Income excludes certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, and certain non-recurring charges (benefits). Non-GAAP Operating Income is calculated quarterly and publicly disclosed as part of our quarterly earnings releases.

For 2015, the AIP Operating Income Gate was $885M in non-GAAP operating income and the AIP Threshold non-GAAP operating margin was 20.0%. Our 2015 non-GAAP corporate operating income of $1,165.7M and 2015 non-GAAP corporate operating margin of 24.0%, as described in our Current Report on Form 8-K filed with the SEC in January 2016, exceeded the Bonus PSUs performance measures, allowing the Bonus PSUs to vest ratably in 2016 and 2017. The Bonus PSUs awarded to our NEOs (other than Mr. Martin) are described in the table below.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	27

Table 7: 2015 AIP Bonus PSU Grants

Executive(1)	Portion of 2015 AIP Delivered in Bonus PSUs(2)	Value Multiplier for Two-Year Vest(3)		Number of Bonus PSUs Granted(4)
Rami Rahim Chief Executive Officer	$875,000	1.5	x	62,500
Robyn M. Denholm Former EVP, Chief Financial and Operations Officer	$562,500	1.5	x	40,179
Pradeep Sindhu EVP, Chief Technology Officer	$300,000	1.5	x	21,429
Jonathan Davidson(5) EVP and GM, Juniper Development & Innovation	$250,000	1.5	x	17,858

(1)	Mr. Martin was hired as Senior Vice President, General Counsel on October 5, 2015, and he was not awarded a portion of his 2015 AIP in Bonus PSUs.
(2)	Reflects Bonus PSU value excluding the 1.5x multiplier.
(3)	In connection with the longer vesting period for the Bonus PSUs, the Committee awarded Bonus PSUs in the amount equal to 1.5 times approximately 50% of AIP target opportunity for each applicable NEO.
(4)	For additional detail, see the Grants of Plan-Based Awards Table beginning on page 39.
(5)	Mr. Davidson was awarded a Bonus PSU grant in connection with the 2015 AIP on December 29, 2014, prior to his promotion to Executive Vice President and General Manager, Juniper Development & Innovation. Therefore the portion of 2015 AIP delivered in Bonus PSUs reflects 1.5 times approximately 50% of his AIP target opportunity prior to his promotion. As the Bonus PSU grant was awarded in 2014, it is not included in the Grants of Plan-Based Awards Table for 2015.

Executive Annual Incentive Plan Outcomes

Upon completion of the measurement period for 2015, the Subcommittee reviewed the performance of the Company to verify and approve the calculations of the amounts to be paid. Actual cash payouts to NEOs under the 2015 AIP were equal to 107.5% of the individuals’ target annual incentive for the year (less the portion of the 2015 AIP delivered in Bonus PSUs) and the performance conditions of the Bonus PSUs were achieved. The table below summarizes the payments for the Company’s NEOs. Payments are expressed as a percentage of their 2015 target incentive and actual payout amount less the portion of the 2015 AIP delivered in Bonus PSUs.

Table 8: Payments Under 2015 Annual Incentive Plan

Executive	Target AIP $ Value(1)	Payout as % of Total Target	Total Payout $(2)	Portion of 2015 AIP Delivered in Bonus PSUs(3)	AIP Cash Payout $(4)
Rami Rahim Chief Executive Officer	$1,750,000	107.5%	$1,881,250	$875,000	$1,006,250
Robyn M. Denholm Former EVP, Chief Financial and Operations Officer	$1,125,000	107.5%	$1,209,263	$562,500	$646,763
Pradeep Sindhu EVP, Chief Technology Officer	$600,000	107.5%	$644,940	$300,000	$344,940
Brian Martin(5) SVP, General Counsel	$109,091	107.5%	$117,262	$0	$117,262
Jonathan Davidson EVP and GM, Juniper Development & Innovation	$595,833	107.5%	$640,461	$250,000	$390,461

(1)	These values reflect the target AIP value prior to adjusting for Bonus PSUs.
(2)	Reflects Target AIP $ Value multiplied by 107.5%.
(3)	Reflects Bonus PSU value excluding the 1.5x multiplier.
(4)	Reflects Total Payout $ less the portion of the 2015 AIP delivered in Bonus PSUs.
(5)	On October 5, 2015, Mr. Martin was hired as Senior Vice President, General Counsel in connection with Mitchell Gaynor’s resignation as General Counsel in October 2015, and therefore his base salary and bonus are prorated, and he was not awarded a portion of his 2015 AIP in Bonus PSUs.

Long-Term Equity Incentive Compensation

The Company and the Committee remain focused on aligning the Company’s annual equity compensation program with stockholder interests. For fiscal year 2015, the Committee reviewed target equity pay mix and determined to maintain the combination of performance-contingent awards and service-vested awards granted in 2014. In determining the ranges for long-term equity incentives, the Committee sought to allocate equity awards granted to the NEOs (other than Mr. Martin, who was hired in October 2015) as follows:

●	Approximately 33% awarded in the form of performance shares, or PSAs;

●	Approximately 33% awarded in the form of price-vested RSUs; and

●	Approximately 34% awarded in the form of RSUs.

Executive Compensation

The Committee believes this equity mix aligns the NEOs’ compensation opportunities directly with stockholder interests, i.e., stock price appreciation, and also incentivizes our NEOs to continue to drive performance in key financial metrics that support our innovation agenda and that the Committee believes will in the long-term positively impact stockholder value (i.e., revenue and operating income).

The number of equity awards for the 2015 equity compensation program guidelines was calculated using a policy the Committee approved in 2015, pursuant to which the price of $21.24, reflective of the 90-day average stock price close over the three-month period of October 1, 2014 through December 31, 2014, is used to convert target equity value to the number of equity awards. The Committee believes that using an average stock price mitigates the impact of spot stock price volatility on any given day in converting long-term equity incentive value to the number of shares subject to an award.

In determining the amount of long-term equity incentives to award to each individual, the Committee evaluated grant values in the Peer Group and in the survey data. The Committee’s objective was to continue to target total direct compensation between the 60th and 65th percentiles of the Peer Group market data discussed above. However, within this general objective, the specific number of equity awards for each of the NEOs was based on the executive’s respective role, grade level and individual performance.

The Company’s equity compensation programs are intended to align the interests of our NEOs with those of our stockholders by creating an incentive to drive financial performance over time and maximize stockholder value creation. The vehicles used for the equity compensation program, and the rationale for their use, are as follows:

Performance Share Awards

PSAs are designed to reward executive efforts for year-over-year sustained Company financial performance, which in the longer term the Committee believes will positively impact stockholder value. NEOs receive PSAs that vest based on performance over a three-year period. In general, we calculate the number of PSAs based on the achievement of annual performance targets established. Based on the actual achievement against the performance targets, shares are earned, which we refer to as being “banked;” however, these banked shares are not vested until the end of the entire three-year period. One-third of the total target PSAs are subject to annual performance targets established by the Committee, and the amount of PSAs banked for a particular year is based on the achievement of annual performance targets established for that year. The performance targets for 2015 are illustrated below.

2015 Performance Share Awards Design

Funding Gate: Must achieve minimum level of Non-GAAP Operating Income* for ANY funding If Operating Income Gate is achieved, funding is based on components below

Corporate Revenue	=	Shares Banked
0%-200% Payout		0%-200% of Target

*	Non-GAAP Operating Income excludes certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, and certain non-recurring charges (benefits). Non-GAAP Operating Income is calculated quarterly and publicly disclosed as part of our quarterly earnings releases.

For 2015, the Committee changed the performance targets for PSAs compared to 2014 as follows:

●	Changed the financial metric from non-GAAP operating income to revenue. This change was intended to align NEOs’ focus on corporate revenue growth for the Company.
●

Added a non-GAAP Operating Income Gate. For the non-GAAP Operating Income Gate component, a threshold amount of non-GAAP operating income must be achieved to “bank” any shares. If the gate is achieved, the shares “bank” based on the revenue component. This addition was intended to align the

PSA construct with the AIP construct and was meant to provide assurance that revenue growth would be delivered in a sustainable manner.
●	Removed the Juniper Customer Satisfaction Index (JCSI) modifier in connection with its inclusion in the AIP.

For 2015, the Committee set target performance goals at levels which it believed at the time to be difficult but achievable, and set maximum performance goals at a level which it believed to be very difficult to achieve. With

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	29

respect to each year’s performance, the participants can earn between 0% and 200% of the target amount for that year depending on the level of achievement against the targets established for that year (the target amount for each year is one-third of the target amount for the entire three year period). Shares “banked” vest following certification of performance for the final tranche in the performance period. No shares are vested or issued prior to the completion of the third performance year or as stated in individual executives’ employment contracts, and any “banked” but unvested shares are forfeited if the employee leaves the Company before the stated vest date.

The tables below provide non-GAAP operating income and revenue goals, actual achievement, and details of shares “banked” for the 2015 performance measurement year.

Table 9: 2015 Non-GAAP Operating Income and Revenue Achievement

Non-GAAP Operating Income Gate(1)			Revenue $
	Performance	Result(2)		Performance	Payout(4)
Gate	$906M	--	Max	$5,000M	200%
Actual	$1,165.7M(3)	Exceeded	Target	$4,826M	100%
			Threshold	$4,623M	50%
If Operating Income Gate is achieved, shares are earned based on corporate revenue $.			Actual	$4,857.8M(5)	118.3%

118.3% of Target Payout for 2015 tranches of PSA Awards

(1)	Non-GAAP Operating Income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items. Non-GAAP Operating Income is calculated quarterly and publicly disclosed as part of our quarterly earnings releases.
(2)	No shares are earned for achievement of non-GAAP operating income below the gate.
(3)	Reflects non-GAAP financial measures as described in our earnings release for fiscal year 2015 furnished in our Current Report on Form 8-K filed with the SEC on January 27, 2016. Reconciliations between GAAP and non-GAAP measures are contained therein.
(4)	No shares are earned for achievement of performance levels below threshold. Performance scales between threshold and target and between target and maximum are linear.
(5)	Reflects GAAP financial measures, as described in our Current Report on Form 8-K filed with the SEC in January 27, 2016, which furnished our earnings release for fiscal year 2015.

Details on individual grants can be found in the Grants of Plan-Based Awards Table beginning on page 39 of this proxy statement.

Table 10: Shares Earned for 2015 PSA Goal Achievement

Executive(1)	Award Year of PSAs	Total PSA Target	2015 PSA Target	2015 Performance Achievement (% of Target)	2015 Total PSAs “Banked”	PSAs to Vest in 2016(2)
Rami Rahim Chief Executive Officer	2015	104,873	34,957	118.3%	41,354	–
	2014	53,700	17,900	118.3%	21,175	–
	2013	100,000	33,333	118.3%	39,432	109,599
	Total	–	86,190	118.3%	101,961	109,599
Robyn M. Denholm Former EVP, Chief Financial and Operations Officer	2015	41,844	13,948	118.3%	16,500	–
	2014	50,991	16,997	118.3%	20,107	–
	2013	60,000	20,000	118.3%	23,660	65,760
	Total	–	50,945	118.3%	60,267	65,760
Pradeep Sindhu EVP, Chief Technology Officer	2015	31,086	10,362	118.3%	12,258	–
	2014	26,201	8,734	118.3%	10,332	–
	2013	60,000	20,000	118.3%	23,660	65,760
	Total	–	39,096	118.3%	46,250	65,760
Jonathan Davidson(3) EVP and GM, Juniper Development & Innovation	2015	49,995	16,665	118.3%	19,714	–
	2014	–	–	–	–	–
	2013	21,000	7,000	118.3%	8,281	23,016
	Total	–	23,665	118.3%	27,995	23,016

(1)	Excludes Mr. Martin, who was hired as Senior Vice President, General Counsel, in October 2015. Mr. Martin was not awarded PSAs in 2015.
(2)	Shares to vest in 2016 include shares “banked” for the following performance years: 2015, 2014, and 2013.
(3)	Mr. Davidson was not awarded PSAs in fiscal year 2014.

Executive Compensation

Price-Vested RSUs

To further increase alignment between NEO compensation and Company stock price performance, the Committee sought to allocate to the NEOs approximately 33% of target equity value in the form of price-vested RSUs. The price-vested RSUs are designed to provide NEOs an opportunity to build significant ownership when the Company sustains long-term stock price appreciation.

The 2015 price-vested RSUs are subject to vesting on the condition of sustained increase in the Company’s stock price over a period from 2016 through 2019 as follows:

●	33% of the price-vested RSUs will vest if the average closing market price (average stock price, “ASP”) over
60 trading days equals or exceeds $26.00 between January 1, 2016 and December 31, 2017;
●	67% of the price-vested RSUs (minus any portion of which have previously vested) will vest if ASP equals or exceeds $31.00 between January 1, 2017 and December 31, 2018; and
●	100% of the price-vested RSUs (minus any portion of which have previously vested) will vest if ASP equals or exceeds $36.00 between January 1, 2018 and December 31, 2019.

The Committee believes these stock price targets represent significant stock price appreciation in comparison to the $23.29 closing market price on February 11, 2015, the date the Committee approved the grants. The following chart depicts the vesting conditions for the price-vested RSUs.

2015 Price-Vested RSUs Design
Granted March 2015	2016	2017	2018	2019

Jan 2016 – Dec 2017 33% of Grant	If ASP* >= $26.00, then shares vest

Jan 2017 – Dec 2018 67% of Grant		If ASP* >= $31.00, then shares vest (minus any portion of which have previously vested)

Jan 2018 – Dec 2019 100% of Grant			If ASP* >= $36.00, then shares vest (minus any portion of which have previously vested)

* ASP = Average closing market price of our common stock over a period of 60 consecutive trading days

The Committee has included price-vested RSUs in the Company’s executive compensation programs since 2014. In 2015, there were three outstanding price-vested RSU grant batches to NEOs, and two tranches were eligible to vest. On December 7, 2015 after market close, the ASP equaled $29.05, resulting in Tranche 1 (33%) of two grant batches vesting immediately. The table below provides a summary of outstanding price-vested RSU awards in 2015.

Table 11: 2015 Outstanding Price-Vested RSU Awards

Batch Grant Date, Participants	Tranche	Performance Period Start	Performance Period End	ASP(1)	Status as of 12/31/2015	Shares Vested in 2015
March 21, 2014 Mr. Rahim, Ms. Denholm, and Mr. Sindhu(2)	Tranche 1	1/1/2015	12/31/2016	$29.00	Vested	33%
	Tranche 2	1/1/2016	12/31/2017	$32.50	N/A	–
	Tranche 3	1/1/2017	12/31/2018	$40.00	N/A	–
November 21, 2014 Mr. Rahim(3)	Tranche 1	11/1/2015	10/31/2017	$29.00	Vested	33%
	Tranche 2	11/1/2016	10/31/2018	$32.50	N/A	–
	Tranche 3	11/1/2017	10/31/2019	$40.00	N/A	–
March 20, 2015 Mr. Rahim, Ms. Denholm, Mr. Sindhu, and Mr. Davidson(4)	Tranche 1	1/1/2016	12/31/2017	$26.00	N/A	–
	Tranche 2	1/1/2017	12/31/2018	$31.00	N/A	–
	Tranche 3	1/1/2018	12/31/2019	$36.00	N/A	–

(1)	Average closing market price of our common stock over a period of 60 consecutive trading days.
(2)	Mr. Davidson was not awarded price-vested RSUs in fiscal year 2014, and Mr. Martin was not an employee of the Company in fiscal year 2014.
(3)	Mr. Rahim was awarded price-vested RSUs in November 2014 in connection with his promotion to Chief Executive Officer.
(4)	Mr. Martin, who was hired in October 2015, was not awarded price-vested RSUs in fiscal year 2015.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	31

Restricted Stock Units

RSUs are used for retention purposes as they provide payout opportunity to the NEOs only if they remain employed through the applicable vest dates. The payout opportunity is directly linked with stockholder value and executive efforts over a multi-year timeframe, i.e., executive team retention to deliver results. In 2015, the Company used RSUs on a programmatic basis, representing 34% of shares awarded. Generally, the

RSUs vest with respect to 34% on the first anniversary of the grant date and with respect to an additional 33% on each of the second and third anniversaries of the grant date, assuming continued service to the Company.

In 2015, Mr. Martin was granted an equity award in connection with being hired as Senior Vice President, General Counsel. The Committee awarded the equity in 100% RSUs with normal time vesting over a period of three years.

Section 4 – Other Compensation Policies and Information

Benefits and Perquisites

The NEOs are provided the same health and welfare benefits that are available to employees broadly. The Compensation Committee believes that the benefits programs are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain talent.

In addition to receiving Company wide-benefits, NEOs are eligible to participate in the Deferred Compensation Plan and Executive Wellness Program described below.

Deferred Compensation Plan

In June 2008, the Company adopted and implemented a deferred compensation plan for U.S. employees. All NEOs are eligible to participate in the deferred compensation plan. The Company implemented this plan in order to offer benefits that are competitive with companies with which we compete for talent. This plan allows participants to elect to defer a certain amount of compensation earned into one or more investment choices.

The participants are not taxed on the compensation deferred into these investments until distribution of invested funds to the participant at a future date, which may be upon termination of employment with the Company or a designated “in-service” date elected by the participant. The deferred compensation plan is intended to comply with Internal Revenue Code Section 409A. In 2015, other than Mr. Davidson, none of the NEOs participated in this plan.

Executive Wellness Program

Under the Executive Wellness Program, eligible executives receive additional benefits focused on health care screening and wellness. The total value of this benefit is limited to $10,000 per year for each eligible executive.

The Compensation Committee believes that promoting the health and wellness of its executives results in a number of benefits to the Company, including increased productivity, lower absentee rate and increased organizational stability, among others.

Other Benefits

From time to time, the Company may agree to reimburse employees for relocation costs if the employee’s job responsibilities require him or her to move a significant distance.

Severance Benefits

In addition to compensation designed to reward employees for service and performance, the Compensation Committee has approved severance and change of control provisions for certain employees, including NEOs, as described further below.

Basic Severance

In order to recruit executives to the Company and encourage retention of employees, the Compensation Committee believes it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause, as described in their respective agreements. The Compensation Committee has approved severance benefits for several members of senior management, including the NEOs. Under severance agreements with Mr. Rahim, Ms. Denholm, Dr. Sindhu, Mr. Martin and Mr. Davidson, in the event the employee is terminated involuntarily by Juniper Networks without cause, and provided the employee executes a full release of claims, in a form satisfactory to Juniper Networks, promptly following termination, the employee will be entitled to receive the following severance benefits: (i) an amount equal to 12 months of base salary (for Messrs. Sindhu, Martin and Davidson), 15 months of base salary (for Ms. Denholm), or 16.5 months of base salary (for Mr. Rahim) and (ii) $18,000 in lieu of continuation of benefits (whether or not the individual elects COBRA).

Executive Compensation

In addition, in connection with Ms. Denholm’s promotion on July 19, 2013, the Compensation Committee amended Ms. Denholm’s severance agreement to also provide that (i) severance benefits would become payable in the event that Ms. Denholm terminates her employment for good reason, provided that Ms. Denholm executes a full release of claims, and (ii) her severance benefits would also include the vesting in full, on the last day of Ms. Denholm’s employment, of any portion of her RSU award that was granted to her on July 19, 2013 that has not vested prior to the date of termination. On February 20, 2015, following the expiration of Ms. Denholm’s severance agreement pursuant to its terms, the Company entered into a modified form of its standard form severance agreement with Ms. Denholm, which modifications are consistent with Ms. Denholm’s prior severance agreement as described above.

In addition, Mr. Martin’s severance agreement also provides that (i) severance benefits would become payable in the event that Mr. Martin terminates his employment for good reason, provided that Mr. Martin executes a full release of claims, and (ii) his severance benefits would also include the vesting in full, on the last day of Mr. Martin’s employment, of any portion of his RSU award for 115,000 RSUs that was granted to him on November 20, 2015 that has not vested prior to the date of termination.

All current severance agreements will expire in January 2017, other than Mr. Martin’s, which will expire in January 2018.

The Compensation Committee believes that the size of the severance packages described is consistent with severance offered by other companies of the Company’s size or in the Company’s industry.

The following table describes the potential payments that would have been provided for each of the NEOs upon termination of employment without cause (assuming the change of control benefits discussed below do not apply), or, with respect to Ms. Denholm and Mr. Martin, upon termination of employment without cause or upon termination of employment for good reason (assuming the change of control benefits discussed below do not apply), in each case, as described above if such termination had occurred on December 31, 2015.

Potential Severance Payments for Termination Without Cause

Executive	Base Salary Component	Incentive Component	Value of Accelerated Equity Awards(1)	Value of Benefits	Total
Rami Rahim	$1,375,000	N/A	N/A	$18,000	$1,393,000
Robyn M. Denholm(2)	$937,500	N/A	$579,600	$18,000	$1,535,100
Pradeep Sindhu	$600,000	N/A	N/A	$18,000	$618,000
Brian Martin	$450,000	N/A	$3,174,000	$18,000	$3,642,000
Jonathan Davidson	$600,000	N/A	N/A	$18,000	$618,000

(1)	The value of accelerated RSUs are based on a per share price of $27.60, which was the closing price as reported on December 31, 2015.
(2)	On February 19, 2016, Ms. Denholm resigned as the Company’s Chief Financial and Operations Officer, and is currently expected to remain at the Company for several months to assist with the Chief Financial Officer transition. Based on the Company’s succession planning, Ken Miller was appointed by the Board as the Company’s Chief Financial Officer, effective February 22, 2016.

Change of Control Severance

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. To that end, the Compensation Committee recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, following consultation with Semler Brossy, the Compensation Committee approved certain severance benefits for Mr. Rahim, Ms. Denholm, Dr. Sindhu, Mr. Martin, and Mr. Davidson, as well as for several members of senior management in the event of certain employment terminations following a change of control. In approving these benefits the Compensation Committee, with input from Semler Brossy, considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies. All current change of control agreements will expire in January 2018. The Compensation Committee takes into account an executive’s current role and the impact of a transaction on the role before renewing the agreements for another period of two years.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	33

Provided the executive signs a release of claims and complies with certain post termination non-solicitation and non-competition obligations, all NEOs will receive change of control severance benefits if either (i) the executive is terminated without cause within 12 months following the change of control or (ii) between four and 12 months following a change of control the executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for good reason (both cause and good reason are defined in the agreement).

These change of control severance benefits consist of (i) a cash payment equal to the executive’s annual base salary plus the executive’s target bonus for the fiscal year in which the change of control or the executive’s termination occurs, whichever is greater, (ii) acceleration of vesting of all of the executive’s then unvested outstanding stock options, stock appreciation rights, performance shares, restricted stock units and other Company equity compensation awards that vest based on time, and (iii) a lump sum cash payment of $36,000 in lieu of continuation of benefits (whether or not the individual elects COBRA). With respect to equity compensation awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), the change of control severance benefits include acceleration as follows: (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse), and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (provided that if there is no “target” level, then such amount shall equal 100% of the equity compensation awards that could vest with respect to that measurement period).

The following table describes the potential payments that would have been provided for each of the NEOs upon termination of employment in connection with a change of control of Juniper Networks as described above if such termination had occurred on December 31, 2015.

Potential Payments Upon Termination in Connection with a Change of Control

Name(1)	Base Salary Severance Component	Incentive Compensation Severance Component	Benefits Severance Component	Value of Accelerated Equity Awards(2)	280G Gross-Up	Total
Rami Rahim	$1,000,000	$1,750,000	$36,000	$22,399,829	N/A	$25,185,829
Robyn M. Denholm(3)	$750,000	$1,125,000	$36,000	$10,410,277	N/A	$12,321,277
Pradeep Sindhu	$600,000	$600,000	$36,000	$7,609,733	N/A	$8,845,733
Brian Martin	$450,000	$109,091	$36,000	$3,174,000	N/A	$3,769,091
Jonathan Davidson	$600,000	$595,833	$36,000	$8,846,885	N/A	$10,078,718

(1)	All NEOs are subject to a modified cap whereby Juniper Networks would either pay the NEO (i) the full amount of the NEO’s severance benefits or, alternatively (ii) an amount of certain severance benefits otherwise payable to the NEO such that the severance benefits will not be subject to the tax imposed by Internal Revenue Code Section 4999, whichever produces the better after-tax result for the NEO.
(2)	The value of accelerated unvested options, RSUs, price vested RSUs, Bonus PSUs and PSAs are based on a per share price of $27.60, which was the closing price as reported on December 31, 2015. With respect to PSAs, the equity value is calculated based on the sum of earned, but unvested shares, plus target unearned and unvested shares multiplied by $27.60, the closing price of Juniper Networks, Inc. common stock on December 31, 2015.
(3)	On February 19, 2016, Ms. Denholm resigned as the Company’s Chief Financial and Operations Officer, and is currently expected to remain at the Company for several months to assist with the Chief Financial Officer transition. Based on the Company’s succession planning, Ken Miller was appointed by the Board as the Company’s Chief Financial Officer, effective February 22, 2016.

Equity Award Granting Policy

The Board has approved a policy for granting restricted stock units and other equity awards. Pursuant to the policy, new hire and ad hoc promotional and adjustment grants to non-Section 16 officers are to be granted monthly, which generally occurs on the third Friday of each month, except as discussed below. All approvals of restricted stock unit grants and other equity awards by the Board, the Stock Committee, or the Compensation Committee (or a subcommittee thereof) are made at a meeting, which may be either in-person or telephonic, and not by unanimous written consent, except that this requirement shall not apply to Board actions as to which the granting of equity awards is incidental to the primary Board action. Annual performance grants to non-Section 16 officers are scheduled to occur on the same date as a monthly grant and are generally approved by the Stock Committee in the manner described above. Grants in connection with acquisitions shall, unless a date is specified in the acquisition agreement, occur to the extent practical on a date on which equity awards to Company employees are made by the Stock Committee. Annual equity awards to Section 16 officers are

Executive Compensation

generally scheduled to be approved at a meeting of the Compensation Committee, or a subcommittee thereof, in the first quarter after the fourth fiscal quarter earnings announcement. The annual grants to Section 16 officers are also generally scheduled to be effective on the third Friday of the month if the meeting approving such grants occurs on or before such date. Notwithstanding the foregoing, if the Company is advised by outside counsel that the granting of equity awards on a particular date or to particular recipients, or prior to the disclosure of certain non-public information, could reasonably be deemed to be a violation of applicable laws or regulations, such grants may be delayed until such time as the granting of those awards would be not reasonably expected to constitute a violation. If making a particular monthly grant would cause the Company to exceed any granting limitation imposed by the Board or Compensation Committee (such as an annual limit), the monthly grant shall be delayed until the first subsequent month in which the limitation would not be exceeded. If the making of a grant would cause the Company to violate the terms of any agreement approved by the Board or a Committee of the Board, such grant shall be delayed until it would not violate such agreement. The exercise price of stock options granted will be the closing market price on the date of grant. The Company intends to grant restricted stock units and other equity awards in accordance with the foregoing policy without regard to the timing of the release of material non-public information, such as a positive or negative earnings announcement.

Equity Ownership Guidelines

The Company has adopted stock ownership guidelines to further align the interests of the Company’s NEOs, certain former NEOs and non-employee directors with the interests of its stockholders and promote the Company’s commitment to sound corporate governance. Please see “Executive Officer and Director Stock Ownership Guidelines” on page 49 of this proxy statement for more information.

Insider Trading Policy

The Company’s Insider Trading Policy prohibits all employees and directors from short-selling transactions, hedging transactions, borrowing against the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

No 280G Excise Tax Gross Ups

The Company has no executive officer contracts providing for excise tax gross ups.

Repayment of Certain Bonus and Incentive Payments

In November 2015, the Board adopted a recoupment policy requiring the Company to seek repayment of certain incentive-based compensation, including both cash and equity compensation, from our executive officers, including our NEOs, in the event the Company is required to prepare an accounting restatement on an annual financial statement included in an Annual Report on Form 10-K due to the material noncompliance of the Company with any financial reporting requirements. In such event, if the Compensation Committee determines that (i) the amount of any incentive-based compensation that is earned, vested or received by an executive officer exceeds the amount of incentive-based compensation that would have been earned, vested or received by such executive officer had such incentive-based compensation been determined based on the restated financial results (we refer to the excess amount as the “erroneously awarded compensation”), and (ii) such executive officer engaged in fraud, intentional misconduct or intentional illegal conduct which, or such executive officer’s gross negligence, materially contributed to the need for such an accounting restatement, then the Compensation Committee will seek to recover for the benefit of the Company the erroneously awarded compensation.

Notwithstanding the foregoing, the Compensation Committee will seek recovery only for erroneously awarded compensation earned, vested or received by an executive officer during the fiscal year in which the Company is required to prepare an accounting restatement and the three completed fiscal years (or any transition period that results from a change in the fiscal year of the Company within or immediately following such three completed fiscal years) preceding the date or dates that the Company is required to prepare an accounting restatement. The Compensation Committee may also, in its good faith judgment, determine not to seek recovery of any erroneously awarded compensation to the extent the Compensation Committee determines (i) that to do so would be unreasonable or (ii) that it would be better for the Company not to do so.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and the Compensation Committee (and the Subcommittee) have placed a higher priority on structuring flexible

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	35

compensation programs to promote the recruitment, retention and performance of Section 16 officers than on maximizing tax deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Tax Code, places a limit of $1,000,000 on the amount of compensation that Juniper Networks may deduct in any one year with respect to certain executive officers. The Compensation Committee and the Subcommittee have the ability through the use of the 2015 Plan and the Performance Bonus Plan (as it existed prior to its amendment and restatement in 2015, and as amended and restated if Proposal 3 is approved) to grant awards that qualify as “performance-based compensation” exempt from that $1,000,000 limitation but, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible, and has in the past and will in the future make grants of compensation that do not qualify to be exempt from the $1,000,000 limitation when it believes that it is appropriate to meet its compensation objectives. Because of the fact-based nature of the performance-based compensation exception under Section 162(m) of the Tax Code and the limited availability of binding guidance thereunder, the Company cannot guarantee that the awards under the AIP (including the Bonus PSUs), the PSAs or price vested RSUs will qualify for exemption under Section 162(m) of the Tax Code.

The Company believes all executive officer arrangements are structured in a manner that does not result in any additional taxation under Tax Code Section 409A.

Compensation Risk Assessment

The Compensation Committee, in consultation with Semler Brossy, has reviewed the Company’s compensation policies and practices and determined that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Gary Daichendt (Chair)
Jim Dolce
William R. Stensrud

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, the Compensation Committee consisted of Messrs. Daichendt, Dolce, Schlotterbeck, Lawrie and Stensrud. Mr. Lawrie resigned from the Board effective February 11, 2015 and Mr. Schlotterbeck did not stand for reelection at our 2015 annual meeting. Mr. Schlotterbeck served as chair of the Compensation Committee until May 18, 2015, at which point Mr. Daichendt became chair of the Compensation Committee and Mr. Dolce joined the Compensation Committee. Mr. Dolce was previously an officer of the Company from 2002 to 2006. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as our director or a member of our Compensation Committee.

Executive Compensation

Summary Compensation Table

The following table discloses compensation earned in fiscal year 2015 by our named executive officers, or NEOs, who are the persons serving as (a) our Chief Executive Officer during fiscal 2015, (b) our Chief Financial and Operations Officer during fiscal 2015, and (c) our three other most highly paid executive officers as of December 31, 2015. In addition, with respect to Mr. Rahim, Ms. Denholm and Dr. Sindhu, each of whom was a NEO in 2014 and 2013, their compensation received for each of the fiscal years ending December 31, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)(2)		Option Awards(1)	Non Equity Incentive Plan Compensation		All Other Compensation		Total
Rami Rahim Chief Executive Officer	2015	$1,000,000	—		$7,395,346	(3)	—	$1,006,250	(6)	$20,007	(9)	$9,421,603
	2014	$773,958	—		$6,160,532	(4)	—	$969,655	(7)	$6,390	(10)	$7,910,535
	2013	$703,656	—		$4,488,817	(5)	—	$1,059,298	(8)	$6,390	(10)	$6,258,161
Robyn M. Denholm Executive Vice President, Chief Financial and Operations Officer	2015	$750,000	—		$3,671,950	(11)	—	$646,763	(6)	$16,346	(14)	$5,085,059
	2014	$750,000	—		$3,377,857	(12)	—	$909,000	(7)	$10,703	(15)	$5,047,560
	2013	$666,705	$500,000		$6,487,799	(13)	—	$827,675	(8)	$10,465	(16)	$8,492,644
Pradeep Sindhu Executive Vice President, Chief Technology Officer	2015	$600,000	$4,800		$2,560,956	(17)	—	$344,940	(6)	$14,724	(20)	$3,525,420
	2014	$600,000	$10,500		$2,123,446	(18)	—	$484,800	(7)	$14,565	(21)	$3,233,311
	2013	$647,209	$4,040		$3,599,599	(19)	—	$561,233	(8)	$14,274	(20)	$4,826,355
Brian Martin Senior Vice President, General Counsel	2015	$109,091	$150,000	(22)	$3,405,150		—	$117,262	(6)	$3,054	(23)	$3,784,557

Jonathan Davidson Executive Vice President and General Manager, Juniper Development and Innovation	2015	$595,833	—		$3,485,327	(24)	—	$390,461	(6)	$12,682	(25)	$4,484,303

(1)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown represent an aggregate grant date fair value of stock-related awards in each fiscal year computed in accordance with ASC Topic 718 including the target shares issuable for performance share awards in 2013, 2014 and 2015, service and price-vested RSUs, and non-qualified stock options. The assumptions used in the calculation of these amounts are set forth under Note 12, Employee Benefit Plans of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2015 filed with the SEC on February 19, 2016.
(2)	The amounts shown in this column for Mr. Rahim, Ms. Denholm, and Dr. Sindhu for 2013 have been revised from the proxy statement for the 2014 Annual Meeting of Stockholders to correct a computational error, which reflected the inclusion of the aggregate number of performance shares awarded in 2013 and the exclusion of annual performance share grants in connection with awards from prior years, in each case when such performance share awards have single-year performance periods. Because the value listed in the Stock Awards column is a component of the Total column, the amounts reported in the Total column in prior proxy statements has also been revised.
(3)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2015 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $3,838,903.
(4)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2014 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,581,119.
(5)	The amount shown include an aggregate grant date fair value of the shares issuable for performance share awards granted in 2013 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $1,772,201.
(6)	Amounts reflect bonuses earned in 2015 but paid in 2016 under the 2015 Juniper Networks annual cash incentive plan.
(7)	Amounts reflect bonuses earned in 2014 but paid in 2015 under the 2014 Juniper Networks annual cash incentive plan.
(8)	Amounts reflect bonuses earned in 2013 but paid in 2014 under the 2013 Juniper Networks annual cash incentive plan.
(9)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums and matching contributions paid under the Company’s 401(k) plan, costs borne by the Company associated with a guest attending a sales conference and $6,566 reimbursed for legal expenses.
(10)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums and matching contributions paid under the Company’s 401(k) plan.
(11)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2015 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,269,090.
(12)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2014 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,598,638.
(13)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2013 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,331,697.
(14)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, costs borne by the Company associated with a guest attending a sales conference and matching contributions paid under the Company’s 401(k) plan.
(15)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, matching contributions paid under the Company’s 401(k) plan, and a taxable gift to Ms. Denholm from the Company.
(16)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, matching contributions paid under the Company’s 401(k) plan, and a reimbursement related to fitness expenses.
(17)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2015 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $1,741,336.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	37

(18)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2014 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,182,298.
(19)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2013 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $2,058,447.
(20)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums and matching contributions paid under the Company’s 401(k) plan.
(21)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums, matching contributions paid under the Company’s 401(k) plan and a taxable gift to Dr. Sindhu from the Company.
(22)	Amount reflects a sign-on bonus paid to Mr. Martin in connection with the commencement of his employment with the Company.
(23)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums and matching contributions paid under the Company’s 401(k) plan.
(24)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2015 at target achievement. The aggregate grant date fair value of the maximum number of shares issuable for such performance shares is $1,054,039.
(25)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums, costs borne by the Company associated with a guest attending a sales conference, matching contributions paid under the Company’s 401(k) plan and a taxable gift to Mr. Davidson from the Company.

Non-Qualified Deferred Compensation

The following table sets forth information concerning contributions, earnings, and withdrawals/distributions during 2015 under the Company’s non-qualified deferred compensation plan for each of our NEOs:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Rami Rahim	—	—	—	—	—
Robyn M. Denholm	—	—	—	—	—
Pradeep Sindhu	—	—	—	—	—
Brian Martin	—	—	—	—	—
Jonathan Davidson(2)	$19,189	—	$783	—	$60,472

(1)	None of the earnings in this column are included in the Summary Compensation Table because they are not preferential or above market.
(2)	Executive contributions during 2015 consisted of contributions by Mr. Davidson of his base salary and/or cash bonus compensation for 2015 (which amount is included in the Summary Compensation Table under “Salary” for the respective year).

Executive Compensation

Grants of Plan-Based Awards for Fiscal 2015

The following table shows all plan-based awards granted to our NEOs during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Rami Rahim	2/11/15		$—	$875,000	$2,625,000
	3/20/15	2/11/15				—	34,957	69,914				$778,492
	3/20/15	2/11/15				—	62,500	—				$1,445,625
	3/20/15	2/11/15				—	104,873	—				$1,569,949
	3/20/15	2/11/15							108,051			$2,460,321
Robyn Denholm	2/11/15		$—	$562,500	$1,687,500
	3/20/15	2/11/15				—	13,948	27,896				$310,622
	3/20/15	2/11/15				—	40,179	—				$929,340
	3/20/15	2/11/15				—	41,844	—				$626,405
	3/20/15	2/11/15							43,112			$981,660
Pradeep Sindhu	2/11/15		$—	$300,000	$900,000
	3/20/15	2/11/15				—	10,362	20,724				$230,762
	3/20/15	2/11/15				—	21,429	—				$495,653
	3/20/15	2/11/15				—	31,086	—				$465,357
	3/20/15	2/11/15							32,028			$729,278
Brian Martin	7/18/15		$—	$109,091	$218,182
	7/18/15	11/20/15							115,000			$3,405,150

Jonathan Davidson	2/11/15		$—	$345,833	$941,666
	3/20/15	2/11/15				—	16,665	33,330				$371,130
	3/20/15	2/11/15				—	49,995	—				$748,425
	3/20/15	2/11/15							51,510			$1,172,883
	1/16/15	1/16/15							50,000			$1,037,000

(1)	Amounts reflect potential cash bonuses payable under the Company’s 2015 Executive Annual Incentive Plan described in “Compensation Discussion and Analysis” above. Actual payment amounts pursuant to the 2015 Executive Annual Incentive Plan for each of the NEOs are included in the Summary Compensation Table.
(2)	Amounts reflect performance share awards granted in 2015 under the Company’s 2006 Equity Incentive Plan, or the 2006 Plan, in accordance with the Company’s PSAs, price vested RSUs and Bonus PSUs, described in “Compensation Discussion and Analysis” above.
(3)	Each service-based RSU award listed in this column was granted under the 2006 Plan, except for the service-based RSU award granted to Mr. Martin, which was granted under the Company’s 2015 Equity Incentive Plan.
(4)	Represents an aggregate grant date fair value of stock-related grants in fiscal 2015 computed in accordance with ASC Topic 718 including the target shares issuable for performance share awards in 2015 and service and price-vested RSUs. Excludes the grant date fair value for the fiscal 2014 and fiscal 2013 performance share awards because such performance awards were not awarded in fiscal 2015. The amounts included in the “Stock Award” column of the Summary Compensation Table for fiscal 2015 related to the performance awards awarded in fiscal 2014 and 2013 in aggregate are as follows: $1,140,959 for Mr. Rahim, $823,923 for Ms. Denholm, $639,906 for Dr. Sindhu, and $155,890 for Mr. Davidson.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	39

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table shows all outstanding equity awards held by our NEOs at December 31, 2015.

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Rami Rahim	17,500	—	(3)		$25.20	11/20/2016
	17,500	—	(4)		$15.09	3/20/2016
	54,000	—	(5)		$29.89	3/19/2017
	51,868	—	(6)		$40.26	3/18/2018
							70,167	(14)	$1,936,609	33,333	(14)	$919,991
							8,395	(16)	$231,702	35,800	(16)	$988,080
							—	(17)	—	104,873	(17)	$2,894,495
							—	(18)	—	154,953	(18)	$4,276,703
							—	(19)	—	35,979	(19)	$993,020
							—	(20)	—	104,873	(20)	$2,894,495
							—	(22)	—	62,500	(22)	$1,725,000
							23,100	(23)	$637,560
							33,000	(25)	$910,800
							36,564	(28)	$1,009,166
							108,051	(32)	$2,982,208
Robyn M. Denholm	100,000	—	(7)		$27.44	2/19/2017
	89,900	—	(8)		$44.00	2/18/2018
	86,250	3,750	(9)		$24.20	2/17/2019
							42,100	(14)	$1,161,960	20,000	(14)	$552,000
							7,971	(16)	$220,000	33,994	(16)	$938,234
							—	(17)	—	41,844	(17)	$1,154,894
							—	(19)	—	34,164	(19)	$942,926
							—	(20)	—	41,844	(20)	$1,154,894
							—	(22)	—	40,179	(22)	$1,108,940
							15,840	(23)	$437,184
							21,000	(26)	$579,600
							34,674	(28)	$957,002
							43,112	(32)	$1,189,891
Pradeep Sindhu	86,000	—	(10)		$14.68	2/20/2016
	100,000	—	(7)		$27.44	2/19/2017
	89,900	—	(8)		$44.00	2/18/2018
	86,250	3,750	(9)		$24.20	2/17/2019	42,100	(14)	$1,161,960	20,000	(14)	$552,000
							4,095	(16)	$113,022	17,468	(16)	$482,117
							—	(17)	—	31,086	(17)	$857,974
							—	(19)	—	17,555	(19)	$484,518
							—	(20)	—	31,086	(20)	$857,974
							—	(22)	—	21,429	(22)	$591,440
							24,750	(23)	$683,100
							15,840	(23)	$437,184
							17,816	(28)	$491,722
							32,028	(32)	$883,973
Brian Martin							115,000	(13)	$3,174,000

Executive Compensation

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jonathan Davidson	16,300	—	(11)		$31.21	4/16/2017
	12,304	—	(6)		$40.26	3/18/2018
	38,750	7,750	(12)		$18.45	8/17/2019
							14,735	(15)	$406,686	7,000	(15)	$193,200
							—	(17)	—	49,995	(17)	$1,379,862
							—	(20)	—	49,995	(20)	$1,379,862
							—	(21)	—	17,858	(21)	$492,881
							10,395	(24)	$286,902
							16,500	(27)	$455,400
							37,621	(29)	$1,038,340
							12,361	(30)	$341,164
							50,000	(31)	$1,380,000
							51,510	(32)	$1,421,676

(1)	The number of shares and the payout value for the performance share awards set forth in the table reflect the target payout under such awards.
(2)	The closing price of Juniper common stock on 12/31/2015 was $27.60.
(3)	The option was granted on 11/20/2009. The shares became exercisable as to 25% of the shares on 11/20/2010 and vest monthly thereafter. They were fully vested on 11/20/2013.
(4)	The option was granted on 3/20/2009. The shares became exercisable as to 25% of the shares on 3/20/2010 and vest monthly thereafter. They were fully vested on 3/20/2013.
(5)	The option was granted on 3/19/2010. The shares became exercisable as to 25% of the shares on 3/19/11 and vest monthly thereafter. They were fully vested on 3/19/2014.
(6)	The option was granted on 3/18/2011. The shares become exercisable as to 25% of the shares on 3/18/2012 and vest monthly thereafter. They were fully vested on 3/18/2015.
(7)	The option was granted on 2/19/2010. The shares become exercisable as to 25% of the shares on 2/19/2011 and vest monthly thereafter. They were fully vested on 2/19/2014.
(8)	The option was granted on 2/18/2011. The shares become exercisable as to 25% of the shares on 2/18/2012 and vest monthly thereafter. They were fully vested on 2/18/2015.
(9)	The option was granted on 2/17/2012. The shares become exercisable as to 25% of the shares on 2/17/13 and vest monthly thereafter and were fully vested on 2/17/16.
(10)	The option was granted on 2/20/2009. The shares become exercisable as to 25% of the shares on 2/20/2010 and vest monthly thereafter. They were fully vested on 2/20/2013.
(11)	The option was granted on 4/16/2010. The shares become exercisable as to 25% of the shares on 4/16/2011 and vest monthly thereafter. They were fully vested on 4/16/2014.
(12)	The option was granted on 8/17/2012. The shares become exercisable as to 25% of the shares on 8/17/2013 and vest monthly thereafter and will be fully vested on 8/17/2016 assuming continued employment with Juniper Networks through such date.
(13)	The RSU was granted on 11/20/2015. The RSU vests 34% on 11/20/2016, 33% on 11/20/2017, and 33% on 11/20/2018.
(14)	The performance share award was granted on 2/15/2013. The award vests 100% on 2/19/2016, however, the number of shares that are ultimately received under the award depends on the achievement of performance objectives over fiscal year 2013, 2014 and 2015. The number of unearned performance share awards are reported based on achievement at target.
(15)	The performance share award was granted on 3/15/2013. The award vests 100% on 2/19/2016, however, the number of shares that are ultimately received under the award depends on the achievement of performance objectives over fiscal year 2013, 2014 and 2015. The number of unearned performance share awards are reported based on achievement at target.
(16)	The performance share award was granted on 3/21/2014. The award vests 100% on 2/17/2017, however, the number of shares that are ultimately received under the award depends on the achievement of performance objectives over fiscal year 2014, 2015 and 2016. The number of unearned performance share awards are reported based on achievement at target.
(17)	The performance share award was granted on 3/20/2015. The award vests 100% on 2/16/2018, however, the number of shares that are ultimately received under the award depends on the achievement of performance objectives over fiscal year 2015, 2016 and 2017. The number of unearned performance share awards are reported based on achievement at target.
(18)	The price vested RSU was granted on 11/21/2014. The exact number of shares issuable will be determined during a 4-year period commencing on 11/1/2015, and subject to the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days.
(19)	The price vested RSU was granted on 3/21/2014. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2015, and subject to the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	41

(20)	The price vested RSU was granted on 3/20/2015. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2016, and subject to the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days.
(21)	The performance share award was granted on 12/29/2014. The award vests 50% on 2/1/2016 and 50% on 2/1/2017 if performance objectives for FY2015 are achieved.
(22)	The performance share award was granted on 3/20/2015. The award vests 50% on 2/1/2016 and 50% on 2/1/2017 if performance objectives for FY2015 are achieved.
(23)	The RSU was granted on 2/15/2013. The RSU vests 34% on 2/15/2014, 33% on 2/15/2015, and 33% on 2/15/2016.
(24)	The RSU was granted on 3/15/2013. The RSU vests 34% on 3/15/2014, 33% on 3/15/2015, and 33% on 3/15/2016.
(25)	The RSU was granted on 7/19/2013. The RSU vests 34% on 7/19/2014, 33% on 7/19/2015, and 33% on 7/19/2016.
(26)	The RSU was granted on 7/19/2013. The RSU vests 50% on 7/19/2014, 40% on 7/19/2015, and 10% on 7/19/2016.
(27)	The RSU was granted on 10/18/2013. The RSU vests 34% on 10/18/2014, 33% on 10/18/2015, and 33% on 10/18/2016.
(28)	The RSU was granted on 3/21/2014. The RSU vests 34% on 3/21/2015, 33% on 3/21/2016, and 33% on 3/21/2017.
(29)	The RSU was granted on 6/20/2014. The RSU vests 34% on 6/20/2015, 33% on 6/20/2016, and 33% on 6/20/2017.
(30)	The RSU was granted on 8/15/2014. The RSU vests 34% on 8/15/2015, 33% on 8/15/2016, and 33% on 8/15/2017.
(31)	The RSU was granted on 1/16/2015. The RSU vests 34% on 1/16/2016, 33% on 1/16/2017, and 33% on 1/16/2018.
(32)	The RSU was granted on 3/20/2015. The RSU vests 34% on 3/20/2016, 33% on 3/20/2017, and 33% on 3/20/2018.

Option Exercises and Stock Vested For Fiscal 2015

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our NEOs during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rami Rahim	6,000	$84,180	280,517	$7,696,994
Robyn M. Denholm	34,125	$396,533	185,971	$4,881,613
Pradeep Sindhu	180,000	$730,800	85,106	$2,121,718
Brian Martin	—	—	—	—
Jonathan Davidson	—	—	66,974	$1,789,029

Compensation Consultant Fee Disclosure

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In addition, the Compensation Committee is free to replace its compensation advisors or retain additional advisors at any time.

During 2015, the Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own advisor to provide analysis, advice and guidance to the Compensation Committee on executive compensation. Semler Brossy is an independent compensation advisor and has no other business than advising boards and management teams on executive compensation issues. Semler Brossy reported to the Compensation Committee and received its instructions from the Compensation Committee. As the Compensation Committee’s consultant, Semler Brossy made recommendations directly to the Compensation Committee, attended most Compensation Committee meetings in person or by phone, and attended portions of the Compensation Committee’s executive sessions without the involvement of management as required by the Compensation Committee and in order to support the Compensation Committee’s independent decision-making.

In advising the Compensation Committee, it was necessary for the consultant advisor to interact with management to gather information, but the Compensation Committee has adopted protocols governing if and when the consultant’s advice and recommendations to the Compensation Committee can be shared with management. These protocols are included in Semler Brossy’s engagement letter. The Compensation Committee also determines the appropriate forum for receiving consultant recommendations. Where the Compensation Committee deems appropriate, management invitees are present to provide context for the recommendations. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

Semler Brossy performed the following services related to executive compensation at the request of the Compensation Committee in 2015:

●	Advised on 2015 target award levels within the annual and long-term incentive programs for executive officers;
●	Advised the Compensation Committee in determining pay actions for the Chief Executive Officer in February 2015;
●	Assessed and recommended revisions to the Company’s market reference groups for collecting competitive pay data;
●

Evaluated the competitive positioning of the Company’s executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our market reference groups (used in our evaluation of 2016 and 2015 pay actions);

●	Provided advice on the design of the Company’s 2015 annual and long-term incentive plans;
●	Supported the Compensation Committee in its review of the use and review of the Company’s severance and change in control agreements;
●	Assessed the competitiveness of the Company’s compensation practices for non-employee directors;
●	Provided advice on the Company’s overall equity plan run rate relative to its market peers;
●	Reviewed and provided input on our Compensation Discussion and Analysis and Compensation Risk Assessment process;
●	Provided input into the evaluation process by the Board of our Chief Executive Officer; and
●	Provided regular, ongoing updates on regulatory and market developments related to executive pay.

Semler Brossy does not provide any other services to the Company and, therefore received no fees for additional services.

Independence Disclosure

The Compensation Committee considered Semler Brossy’s independence in light of the SEC rules and NYSE listing standards. At the Compensation Committee’s request, Semler Brossy provided information addressing the independence of the individual compensation advisor and consulting firm, including the following factors: (1) any other services provided by the consulting firm to the Company; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies and procedures adopted by the consulting firm to prevent conflicts of interest; (4) any business or personal relationships between the individual compensation advisor and a member of the Compensation Committee; (5) any Company stock owned by the individual compensation advisor; and (6) any business or personal relationships between our executive officers and the individual compensation advisor or consulting firm. The Compensation Committee assessed these factors and concluded that Semler Brossy was independent under the SEC rules and NYSE listing standards.

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	43

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about our common stock that may be issued under the Company’s prior and existing equity compensation plans, including option plans and employee stock purchase plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in connection with acquisitions of the companies that originally granted those options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	3,613,265	(2)(3)	$27.52	44,369,222	(4)
Equity compensation plans not approved by security holders	—		—	—
Total(5)	3,613,265		$27.52	44,369,222

(1)	Includes the 2015 Plan, the 2006 Plan, the Amended and Restated 1996 Stock Plan, or the 1996 Plan, and the 2008 Employee Stock Purchase Plan, or the 2008 Purchase Plan. Effective May 18, 2006, additional equity awards under the 1996 Plan have been discontinued. Remaining authorized shares under the 1996 Plan that were not subject to outstanding awards as of May 18, 2006 were canceled on May 18, 2006. The 1996 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 18, 2006. Effective May 19, 2015, additional equity awards under the 2006 Plan have been discontinued. Remaining authorized shares under the 2006 Plan that were not subject to outstanding awards as of May 19, 2015 were canceled on May 19, 2015. The 2006 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 19, 2015.
(2)	Excludes 17,292,262 shares subject to restricted stock units and performance share awards outstanding as of December 31, 2015 that were issued under the 2006 Plan and 2015 Plan.
(3)	Excludes purchase rights accruing under the 2008 Purchase Plan, which had a remaining stockholder-approved reserve of 7,623,936 shares as of December 31, 2015.
(4)	Consists of shares available for future issuance under the 2015 Plan and the 2008 Purchase Plan. As of December 31, 2015, an aggregate of 36,745,286 and 7,623,936 shares of common stock were available for issuance under the 2015 Plan and the 2008 Purchase Plan, respectively. Under the terms of the 2015 Plan, any shares subject to outstanding awards under the 2006 Plan and 1996 Plan that were outstanding on May 19, 2015, and that subsequently expire, are cancelled or otherwise terminate, up to a maximum of an additional 29,000,000 shares, will become available for issuance under the 2015 Plan.
(5)	This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of December 31, 2015, the following equity awards were outstanding under plans assumed in connection with the acquisition of other companies: 347,471 shares were issuable upon exercise of outstanding options, 137,720 shares were subject to restricted stock units and 1,213,412 shares were subject to restricted stock awards. The weighted average exercise price of such outstanding options was $0.58 per share. No additional equity awards may be granted under plans assumed in connection with the acquisition of a company.

Principal Accountant Fees and Services

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the fiscal year ending December 31, 2016. Representatives of Ernst & Young are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Juniper Networks for Ernst & Young LLP

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two years were approximately:

	2015	2014
Audit fees	$5,680,425	$4,895,395
Audit-related fees	$1,439,000	$846,185
Tax fees	$369,906	$427,201
All other fees	—	—
Total	$7,489,331	$6,168,781

Principal Accountant Fees and Services

Audit fees are for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its quarterly financial statements. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, and are not reported under “Audit Fees”. These services include accounting consultations in connection with transactions, attest services that are required by statute or regulation, and consultations concerning financial accounting and reporting standards. Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated such pre-approval authority to the chair of the Audit Committee. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2015 and 2014.

Stockholder Proposal

Proposal No. 5 Stockholder Proposal

We have been advised that a stockholder, William Steiner of 112 Abbottsford Gate, Piermont, NY 10968, owner of at least 100 shares of our common stock as of November 18, 2015, intends to present the following stockholder proposal at the Annual Meeting through his designee, John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The proposal and the supporting statement appear below as received by us. We are not responsible for the accuracy or content of the proposal and supporting statement.

Resolution Proposed by Stockholder:

Proposal 5 — Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements, the target of this proposal, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate

Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate charter and bylaws.

Please vote to protect shareholder value:

Simple Majority Vote — Proposal 5

Our Response

The Board believes that adopting the stockholder proposal would not be in the best interests of Juniper Networks or our stockholders for the following reasons:

1.	Nearly all matters submitted for stockholder approval already require a majority vote.

The matters that require “supermajority” approval by our stockholders (i.e. the approval of 66 2/3% of our shares having voting power with respect to such matters) are very limited in scope and are restricted to Articles Seventh and Ninth of our Restated Certificate of Incorporation, which we refer to as our charter.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	45

Article Seventh of our charter requires a supermajority vote by our stockholders for the following matters:

i.	The adoption, amendment or repeal by our stockholders of Sections 2.2 or 2.3 of our bylaws.

●

Section 2.2 of our bylaws permits our Board to designate the date and time for our annual stockholder meeting and states that at that meeting, directors will be elected and any other proper business may be transacted.

●

Section 2.3 of our bylaws describes special stockholder meetings and permits our Board, the chairman of the Board, our president or chief executive officer to call a special stockholder meeting. A special stockholder meeting may not be called by any other person or persons.

ii.	The removal of any director from our Board without cause. Removal of any of our directors for cause currently requires approval of only a majority of our stockholders.

Article Ninth of our charter requires a supermajority vote by our stockholders to alter, amend or repeal Articles Seventh or Ninth.

Many companies continue to employ supermajority voting requirements, often requiring supermajority votes for a much wider array of matters than we do, such as approval of mergers, consolidations or other fundamental corporate transactions; the sale, lease, exchange or other disposition of all or substantially all of the company’s assets; the liquidation or dissolution of the company; or the removal of directors for cause. At Juniper Networks, none of these matters require a supermajority vote by our stockholders. Furthermore, these companies often require the approval of stockholders holding at least 66 2/3% of shares of common stock and frequently require 75% or even 80% thresholds for stockholder approval. Our Board has considered these factors in determining that our supermajority voting requirements are reasonably designed and narrowly tailored to protect the interests of our stockholders.

2.	The limited matters that require approval by a supermajority of our stockholders are meant to preserve and maximize long-term value for our stockholders.

We believe the limited provisions in our charter that require supermajority approval by our stockholders help to preserve and maximize long-term value for all stockholders, particularly minority stockholders, against the potentially self-interested actions of one or more large stockholders, and ensure that certain fundamental changes to the charter only occur with broad stockholder consensus. Without these provisions, it would be possible for a group of stockholders, not bound by a fiduciary duty to act in the best interests of Juniper Networks and our stockholders, to amend our charter and bylaws to call a stockholder meeting or to remove directors from our Board for reasons that may not be in the best interest of Juniper Networks and are opposed by nearly half of our stockholders.

3.	We are committed to good corporate governance.

Our Nominating and Corporate Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. As discussed in this Proxy Statement, our Board operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the Board and management with those of our stockholders, and promote ethical conduct among our directors and employees.

For example: our directors are elected annually by a majority of votes cast in uncontested elections; our Nominating and Corporate Governance Committee evaluates each director each year and makes a recommendation to the Board on the nomination of such director; our Board has an independent Chairman who is not the Company’s Chief Executive Officer; our Board has appointed an independent Lead Director who also chairs our Compensation Committee; and our Board regularly holds executive sessions and other meetings of the independent directors. Some of the updates we made to our corporate governance policies and procedures in 2015 include the adoption of a written related party transaction policy, a “clawback” policy on incentive compensation that covers all executive officers, amendments to our Worldwide Code of Business Conduct and Ethics and to our Insider Trading Policy to prohibit short selling, hedging transactions, and the use of margin accounts and pledging Juniper Networks securities as collateral for loans. The Board is intensely focused on the relationship between governance and performance and on creating the proper governance structure in light of the particular circumstances of the Company.

Our Board believes that implementation of this proposal would adversely impact our carefully considered corporate governance practices and, therefore, is not needed or advisable, or in the best interests of Juniper Networks or our stockholders.

Principal Accountant Fees and Services

Recommendation

The Board has carefully considered the stockholder proposal submitted by Mr. Steiner and has determined that retention of our limited supermajority voting requirements is in the best interests of the Company and its stockholders. The Board believes that our supermajority voting requirements protect the interests of all stockholders and are consistent with the robust corporate governance policies and procedures of Juniper Networks. Accordingly, the Board of Directors recommends that you vote “Against” the stockholder proposal.

Effect of the Proposal

The elimination of supermajority voting would require more than the passage of this proposal; it would require Board approval of an amendment to our charter and stockholder approval of such charter amendment by the affirmative vote of 66 2/3% of our shares having voting power with respect to such amendment.

Vote Required

Provided a quorum is present, the stockholder proposal requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting. Your vote is advisory so it will not be binding upon the Board. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering whether to amend our charter.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of March 21, 2016 (except where another date is indicated), concerning:

●	beneficial owners of more than 5% of Juniper Networks’ common stock;
●	beneficial ownership by Juniper Networks directors and director nominees and the NEOs included in the Summary Compensation Table on page 37; and
●	beneficial ownership by all current Juniper Networks directors and current Juniper Networks executive officers as a group.

The information provided in the table is based on Juniper Networks’ records, information filed with the SEC and information provided to Juniper Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 20, 2016 (60 days after March 21, 2016) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	47

Beneficial Ownership Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Holders of Greater Than 5%
T. Rowe Price Associates, Inc.
100 E. Pratt Street, Baltimore, MD 21202	30,606,069	(2)	8.0%
The Vanguard Group
100 Vanguard Blvd., Malven, PA 19355	31,460,533	(3)	8.2%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10022	23,638,888	(4)	6.1%
Directors and Named Executive Officers
Robert M. Calderoni(5)	38,266		*
Gary Daichendt(6)	21,074		*
Jonathan Davidson(7)	158,902		*
Robyn Denholm(8)	487,877		*
Kevin DeNuccio(9)	21,074		*
James Dolce(10)	12,511		*
Mercedes Johnson(11)	89,368		*
Scott Kriens(12)	6,341,018		1.6%
Rahul Merchant(13)	12,511		*
Brian Martin	–		*
Ken Miller(14)	46,526		*
Rami Rahim(15)	685,396		*
Pradeep Sindhu(16)	4,986,664		1.3%
William R. Stensrud(17)	291,235		*
All Directors and Executive Officers as a Group (15 persons)(18)	12,888,188		3.4%

*	Represents holdings of less than one percent.
(1)	The percentages are calculated using 384,431,922 outstanding shares of the Company’s common stock on March 21, 2016, as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares beneficially owned by a person or group includes shares of common stock that such person or group has the right to acquire within 60 days after March 21, 2016, which includes, but is not limited to, (i) shares subject to options exercisable within 60 days of March 21, 2016 and (ii) shares subject to RSUs or performance share awards that will vest within 60 days of March 21, 2016.
(2)	Based on information reported, as of December 31, 2015, on Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc. According to its Schedule 13G, T. Rowe Price Associates, Inc. reported having the sole voting power over 13,032,970 shares, and sole dispositive power over 30,581,169 shares.
(3)	Based on information reported, as of December 31, 2015, on Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”). According to its Schedule 13G/A, Vanguard reported having the sole power to vote or direct the vote over 662,470 shares, the sole power to dispose of or to direct the disposition of 30,758,505 shares and the shared power to dispose or to direct the disposition of 702,028 shares.
(4)	Based on information reported, as of December 31, 2015, on Schedule 13G/A filed with the SEC on February 10, 2016 by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). According to its Schedule 13G/A, BlackRock reported having the sole power to vote or direct the vote over 19,641,696 shares and dispositive power over all shares beneficially owned.
(5)	Includes 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(6)	Includes 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(7)	Includes 72,197 shares which are subject to options that may be exercised within 60 days of March 21, 2016.
(8)	Includes 279,900 shares which are subject to options that may be exercised within 60 days of March 21, 2016.
(9)	Includes 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(10)	Includes 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(11)	Includes 60,069 shares which are subject to options that may be exercised and RSUs that will vest within 60 days of March 21, 2016.
(12)	Includes 4,030,896 shares held by the Kriens 1996 Trust, of which Mr. Kriens and his spouse are the trustees; 180,000 shares held by KDI Trust LP; 2,000,000 shares held by the 2010 Kriens 20 year Charitable Remainder Trust, of which Mr. Kriens and his spouse are the trustees, and 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(13)	Includes 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(14)	Includes 27,914 shares which are subject to options that may be exercised within 60 days of March 21, 2016.
(15)	Includes 47,421 shares held by the Rahim Family Trust, of which Mr. Rahim and his spouse are the trustees, and 123,368 shares which are subject to options that may be exercised within 60 days of March 21, 2016.
(16)	Includes 1,017,076 shares held by the Sindhu Investments, LP, a family limited partnership; 2,498,890 shares held by the Sindhu Family Trust; 585,000 shares held by the Pradeep Sindhu 2016 Annuity Trust A; and 585,000 shares held by the Marie-Francoise Bertrand 2016 Annuity Trust A. Also includes 279,900 shares which are subject to options that may be exercised within 60 days of March 21, 2016.
(17)	Includes 275,635 shares held in a trust, and 10,069 shares which are subject to RSUs that will vest within 60 days of March 21, 2016.
(18)	Includes an aggregate of 780,252 shares which are subject to options or RSUs that may be exercised or that will vest within 60 days of March 21, 2016.

Executive Officer and Director Stock Ownership Guidelines

The Company has adopted stock ownership guidelines to further align the interests of the Company’s NEOs, certain former NEOs and the non-employee directors with the interests of its stockholders and promote the Company’s commitment to sound corporate governance.

The ownership guidelines applicable to NEOs are determined as a multiple of the officer’s base salary. The Company’s Chief Executive Officer is required to hold shares of Juniper Networks common stock with a value equal to at least three (3) times his or her annual base salary. The other NEOs are required to hold shares of Juniper Networks common stock with a value equal to one and one-half (1.5) times his or her annual base salary. This ownership guideline is initially calculated using the applicable base salary as of the later of (a) February 11, 2009, and (b) the date the person first became subject to these guidelines as a named executive officer. The base salary guideline for each person was re-calculated February 7, 2015 and will be re-calculated each third year thereafter, and will be based on applicable base salary in effect on such calculation date. NEOs are required to achieve the applicable level of ownership within five (5) years of the later of (a) the date the ownership guidelines were adopted or amended, and (b) the date the person was initially designated a named executive officer of the Company. Once a person has become an NEO, the person will be subject to these guidelines until he or she is no longer an officer or director of the Company, or, he or she has ceased to be identified as an NEO in the Company’s annual proxy statement for three consecutive years.

The Company’s Chief Executive Officer, with respect to all equity awards granted beginning in 2016, must hold the shares of Juniper Networks common stock issued to him or her upon vesting of one type of such equity award (e.g. price vested RSUs) for at least twelve (12) months after the vesting of such award (after taking into account any shares of Juniper Networks common stock sold or withheld to satisfy withholding taxes).

Outside directors are required to hold shares of Juniper Networks common stock with a value equal to five (5) times the amount of the annual retainer paid to outside directors for service on the Board (excluding additional committee retainers, if any). This ownership guideline is initially calculated using the annual cash retainer for service as a director (but not including additional retainers associated with committee or Chair service) as of the date the person first became subject to these guidelines as an outside director. The ownership guidelines were re-calculated based on applicable annual director retainers as of February 7, 2015 and will be recalculated each third year thereafter, and will be based on applicable annual Board retainer in effect on such calculation date. Outside directors are required to achieve the applicable level of ownership within five (5) years of the later of (a) the date the ownership guideline were adopted or amended, and (b) the date the person first became a non-employee member of the Board.

Shares of our common stock that count toward the satisfaction of the ownership guidelines include shares owned outright by the NEO or director or his or her immediate family members residing in the same household and shares held in trust for the benefit of the NEO or director or his or her family. The value of a share is measured on February 7th of each year as the greater of (i) the average closing price over the 12 months preceding the date of calculation and (ii) the purchase price actually paid by the person for such share of Company common stock. Persons subject to this ownership guideline (that is, those who have been in a covered role for five or more years) are in compliance with its requirements.

As of the record date, all individuals subject to the stock ownership guidelines were in compliance with the requirements in the guidelines. A complete copy of the Company’s stock ownership guidelines is available at the Investor Relations Center on our website at http://investor.juniper.net/investor-relations/default.aspx.

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	49

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Juniper Networks common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on the written representations received from our directors and executive officers, we believe that, other than one late filing for Mr. Davidson reporting the issuance to him of a restricted stock unit award on January 16, 2015, during fiscal 2015, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

In November 2015, our Board adopted a written policy, which we refer to as our Related Person Transaction Policy, for the review of any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount involved will or may be expected to exceed $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members or certain related entities), each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. Prior to the adoption of our Related Person Transaction Policy, such related person transactions were governed by our Worldwide Code of Business Conduct and Ethics.

Anyone seeking approval of a potential related person transaction must provide notice to our General Counsel of the facts and circumstances involved. If our General Counsel determines that the proposed transaction is or could reasonably be a related person transaction, such transaction will be submitted to our Audit Committee. Our Audit Committee will review and approve, ratify or disapprove of all related person transactions and will consider all material factors it deems applicable or appropriate in making a determination. No related person transaction will be approved or ratified unless it is, overall, in or not inconsistent with the best interests of the Company.

Notwithstanding the foregoing, transactions specifically excluded by the instructions to the SEC’s related person transaction disclosure rule, as such rule may be amended from time to time, are not deemed related person transactions under our Related Person Transaction Policy

(although they may require approval under other policies we have in effect, including our Worldwide Code of Business Conduct and Ethics).

From October 2015 until January 2016, Mr. Calderoni served as interim president and CEO of Citrix Systems, Inc., or Citrix. In fiscal 2015, the Company received approximately $1.36 million in revenue from sales of its products and services to Citrix. In addition, the Company licenses Citrix products for internal use and paid approximately $55,000 in license fees to Citrix in fiscal 2015. The amounts involved were less than 1% of the consolidated gross revenues of both the Company and Citrix for fiscal year 2015, and are consistent with the fact that the Company has maintained a relationship with Citrix for many years prior to Mr. Calderoni’s service as interim president and CEO of Citrix. The Board considered these transactions in making the determination of the independence of Mr. Calderoni, and concluded that Mr. Calderoni is independent within the meaning of the NYSE director independence standards, and, because Mr. Calderoni is a member of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC and NYSE rules.

Mr. Davidson has a family member that is employed by the Company in a non-executive position. During fiscal year 2015, the family member’s total compensation was less than $165,000.

Other than as set forth above, since the beginning of fiscal year 2015, Juniper Networks has not been a participant in a transaction in which any related person of Juniper Networks had or will have a direct or indirect material interest, as contemplated by Item 404(a) of Regulation S-K under the Exchange Act.

Report of the Audit Committee of the Board of Directors

The following Audit Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is composed entirely of non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee operates under a written charter, which contains a description of the scope of the Audit Committee’s responsibilities and how they will be carried out, which may be found on the Company’s website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including establishing and maintaining adequate internal control over the Company’s financial reporting. The independent registered public accounting firm of Ernst & Young LLP, or E&Y, reports to the Audit Committee and E&Y is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards in the United States. The Audit Committee discussed with E&Y the overall scope and plans for the audit. The Audit Committee meets regularly with E&Y, with and without management present, to discuss the results of E&Y’s examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 24 meetings during fiscal year 2015.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with the Company’s management.
2.	The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by under the rules adopted by the Public Company Accounting Oversight Board.
3.	The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.
4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements for the fiscal year ended December 31, 2015 be included in Juniper Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni (Chair)
Mercedes Johnson
Rahul Merchant

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	51

General Information

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?
A:	The Board of Juniper Networks, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail or email, in connection with the Board’s solicitation of proxies for use at Juniper Networks’ annual meeting of stockholders, which will take place on May 25, 2016. As a Juniper Networks stockholder as of March 28, 2016 (the “Record Date”), you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?
A:	These materials include:

●	Our proxy statement for the annual meeting; and
●	Our 2015 Annual Report, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the annual meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 5, 2016, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders of record and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice (www.proxyvote.com). You may also request to receive a set of the proxy materials by mail or electronically by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Q:	How can I get electronic access to the proxy materials?
A:	The Notice will provide you with instructions regarding how to:

●	View our proxy materials for the annual meeting on the Internet; and
●	Instruct us to send future proxy materials to you electronically by email or in paper copy by mail.

Choosing to access our proxy materials on the Internet or to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How may I obtain Juniper Networks’ 2015 Annual Report on Form 10-K?
A:	Stockholders may request a free copy of the 2015 Annual Report on Form 10-K from our principal executive offices at:

Juniper Networks, Inc. Attn: Investor Relations 1133 Innovation Way Sunnyvale, CA 94089 (408) 745-2000

A copy of our 2015 Annual Report on Form 10-K is also available with our other proxy materials at www.proxyvote.com. In addition, you can access a copy on the website of the SEC. You can reach this website by going to the Investor Relations Center on our website, and clicking on the link labeled “SEC Filings.” The website of the Investor Relations Center is:

http://investor.juniper.net/investor-relations/default.aspx

We will also furnish any exhibit to the 2015 Annual Report on Form 10-K if specifically requested in writing.

Questions and Answers about the Proxy Materials
and the Annual Meeting

Q:	How may I obtain a separate set of proxy materials?
A:	As a result of Juniper’s adoption of “householding”, if you share an address with another stockholder, you may receive only one Notice (or other stockholder communications, including our proxy materials) unless you have provided contrary instructions. Juniper will deliver promptly upon written or oral request a separate Notice (or other stockholder communications, including our proxy materials), now or in the future, to any stockholder at a shared address to which a single copy of these documents was delivered. To request a separate copy, you may write or call Juniper’s Investor Relations Department at:

Juniper Networks, Inc.
Attn: Investor Relations
1133 Innovation Way
Sunnyvale, CA 94089
(408) 745-2000

http://investor.juniper.net/investor-relations/default.aspx

Similarly, if you share an address with another stockholder and have received multiple copies of the Notice (or other stockholder communications, including our proxy materials), you may write or call us at the above address and phone number to request delivery of a single copy of these documents.

Q:	What items of business will be voted on at the annual meeting?
A:	The items of business scheduled to be voted on at the annual meeting are:

●	To elect ten directors;
●	To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2016;
●

To approve an amendment and restatement to the Juniper Networks, Inc. Performance Bonus Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m);

●	A non-binding advisory vote regarding executive compensation; and
●	To vote upon a proposal submitted by one of our stockholders, if properly presented at the annual meeting.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?
A:	Our Board recommends that you vote your shares:

●	“FOR” each of the director nominees to the Board;
●	“FOR” the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2016;
●	“FOR” the approval to amend and restate the Performance Bonus Plan;
●	“FOR” the approval of our executive compensation; and
●	“AGAINST” the stockholder proposal.

Q:	What shares can I vote?
A:	Each share of Juniper Networks common stock issued and outstanding as of the close of business on March 28, 2016, the Record Date, is entitled to vote on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner (i.e., in street name) through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date, we had approximately 386,317,685 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most Juniper Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect how you can vote your shares.

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	53

Stockholder of Record – If your shares are registered directly in your name with Juniper Networks’ transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice or proxy statement was sent directly to you by Juniper Networks. As the stockholder of record, you have the right to grant your voting proxy directly to Juniper Networks as described in the Notice and this proxy statement or to vote in person at the annual meeting.

Beneficial Owner – If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice or proxy statement was forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting. Please see “How can I attend the annual meeting?” for details on the information you must bring with you in order to attend the annual meeting as a beneficial owner.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?
A:	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 28, 2016, the Record Date. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are a beneficial owner and not a stockholder of record because you hold shares through a broker, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 28, 2016, the Record Date, a copy of any voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government- issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

The annual meeting will be held on May 25, 2016 at our corporate headquarters located at 1133 Innovation Way, Building A, Aristotle Conference Room, Sunnyvale, CA 94089. The annual meeting will begin promptly at 9:00 a.m., Pacific Time. Check-in will begin at 8:30 a.m., and you should allow ample time for the check-in procedures.

Q:	If I am unable to attend the annual meeting in person, can I view the meeting via webcast?
A:	The annual meeting will be available live via webcast beginning at 9:00 a.m. Pacific Time on May 25, 2016. Please visit the following link to view the webcast: http://investor.juniper.net.

Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you should also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy by any of the methods specified below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions in the proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Questions and Answers about the Proxy Materials and the Annual Meeting

By Internet – Stockholders of record of Juniper Networks with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards or the Notice and by following the voting instructions on the website. If you hold your shares in street name, please check the voting instruction card provided by your broker, trustee or nominee for Internet voting availability and instructions.

By Telephone – Stockholders of record of Juniper Networks who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards or the Notice or by following the voting instructions provided by email or over the Internet. If you hold your shares in street name, please check the voting instruction card provided by your broker, trustee or nominee for telephone voting availability and instructions.

By Mail – Stockholders of record of Juniper Networks who receive proxy materials by mail may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Juniper Networks stockholders who hold shares beneficially in street name and who receive voting materials by mail from their brokers, trustees or nominees may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?
A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy by telephone, over the Internet or by submitting a properly signed proxy card bearing a later date (which automatically revokes the earlier proxy). You may also revoke your proxy by providing a written notice of revocation to the Juniper Networks’ Corporate Secretary at Juniper Networks, Inc., ATTN: Corporate Secretary, 1133 Innovation Way, Sunnyvale, California 94089 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting without any other action will not cause your previously granted proxy to be revoked. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.
Q:	How many shares must be present or represented to conduct business at the annual meeting?
A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Juniper Networks common stock entitled to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not vote as described in the Notice?
A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Certain brokerage firms, trustees and nominees have authority to vote client’s unvoted shares on some “routine” matters. If you do not give voting instructions to your broker, trustee or nominee, your broker, trustee or nominee may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. The proposal related to the ratification of the appointment of Ernst & Young as our auditors for the fiscal year ending December 31, 2016 is considered a “routine” matter. None of the other proposals are considered “routine” matters and therefore, your broker will not be able to vote on these proposals without your instructions. If you are a stockholder of record and do not submit a proxy or vote at the annual meeting, your shares will not be voted.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card or vote by telephone or over the Internet without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Juniper Networks’ director nominees to the Board, “FOR” ratification of the independent registered public accounting firm, “FOR” approval of the amendment and restatement of the Performance Bonus Plan, “FOR” approval of our executive compensation and “AGAINST” the stockholder proposal) and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting.

Q:	What is the vote required to approve each of the proposals?

●Each of the ten director nominees will be elected if he or she receives the affirmative vote of a majority of the votes cast with respect to the director nominee at the annual meeting (meaning the number of shares voted “FOR” a director

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Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	55

nominee must exceed the number of shares voted “AGAINST” that director nominee).

●Approval of the ratification of the independent registered public accounting firm, the amendment and restatement of the Performance Bonus Plan, our executive compensation and the stockholder proposal each requires the affirmative “FOR” vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting. The vote on approval of our executive compensation is non-binding on the Company and the Board. However, the Compensation Committee of the Board, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design and practices. In addition, the vote on the stockholder proposal is non-binding on the Company and the Board, but our Board will take into account the outcome of the vote when considering whether to amend our charter.

Broker Non-Votes: For purposes of all proposals, broker non-votes will not affect the outcome of proposals, assuming that a quorum is obtained.

Abstentions: Abstentions will have the same effect as a vote “AGAINST” the approval of the ratification of the independent registered public accounting firm, the amendment and restatement of the Performance Bonus Plan, the non-binding advisory proposal on executive compensation and the stockholder proposal. Abstentions will not affect the vote on the election of directors.

Q:	What are broker non-votes?
A:	If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, such as the proposals related to the election of directors, the approval of the amendment and restatement of the Performance Bonus Plan, the non-binding advisory vote to approve executive compensation and the stockholder proposal, and voting instructions are not given.
Q:	What happens if additional matters are presented at the annual meeting?
A:	Other than the five items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Robyn Denholm, Kenneth Miller and Brian Martin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	Juniper Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these materials and soliciting votes. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Innisfree M&A Incorporated to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Innisfree M&A Incorporated a fee of $15,000 and reimburse them for customary costs and expenses associated with these services. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?
A:	We intend to announce voting results from the annual meeting in a current report on Form 8-K within four (4) business days of the annual meeting. If the voting results announced in the Form 8-K are preliminary, we will file an amended Form 8-K reporting final voting results within four (4) business days of such final voting results becoming available.

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of stockholders?
A:	Although the deadline for submitting proposals or director nominations for consideration at the 2016 annual meeting of stockholders has passed, you may submit proposals and director nominations for consideration at future stockholder meetings. For further information, see the section entitled “Stockholder Proposals” below.

Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for inclusion in Juniper Networks’ proxy statement for the 2017 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary of Juniper Networks at our principal executive offices no later than December 6, 2016. If the date of the 2017 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2016 annual meeting, the deadline for inclusion of proposals in Juniper Networks’ proxy statement for the 2017 annual meeting of stockholders is instead a reasonable time before Juniper Networks begins to print and mail its proxy materials for the 2017 annual meeting of stockholders. All such proposals also will need to comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Requirements for other stockholder proposals and director nominations. Notice of any proposal that a stockholder intends to present at the 2017 annual meeting of stockholders, but does not intend to have included in the Company’s proxy statement and form of proxy relating to the 2017 annual meeting of stockholders, as well as any director nominations, must be timely delivered to the Company’s Secretary in accordance with the bylaws of the Company, which, in general, require that the proper notice be received by the Corporate Secretary of Juniper Networks not more than 75 days and not less than 45 days prior to the one year anniversary of the date Juniper Networks first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, to be in proper form, a stockholder’s notice to the Corporate Secretary must set forth the information required by the Company’s bylaws.

For the 2017 annual meeting of stockholders, the notice must be received no earlier than January 20, 2017 and no later than February 19, 2017. However, if the date of the 2017 annual meeting is advanced more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, then for notice to be timely, the notice must be received by the Corporate Secretary not earlier than the 120th day prior to the 2017 annual meeting and not later than the close of business on the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by Juniper Networks. In no event will the public announcement of an adjournment or postponement of an annual meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice as provided above.

Recommendation and Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider both recommendations and nominations for candidates to the Board from Qualifying Stockholders. A “Qualifying Stockholder” is a stockholder that has owned for a period of one year prior to the date of the submission of the recommendation through the time of submission of the recommendation at least 1% of the total common stock of the Company outstanding as of the last day of the calendar month preceding the submission. A Qualifying Stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to the Corporate Secretary of Juniper Networks, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, written evidence that the candidate is willing to serve as a director of the Company if nominated and elected and evidence of the nominating person’s ownership of Company common stock.

Corporate Secretary: Stockholder proposals must be delivered to the Company’s Secretary via mail to Juniper Networks, Inc., ATTN: Corporate Secretary, 1133 Innovation Way, Sunnyvale, CA 94089.

Copy of Bylaws: You may contact the Juniper Networks Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Continues on next page ►

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	57

Directions to Juniper Networks, Inc. Corporate Headquarters

1133 Innovation Way
Building A, Aristotle Conference Room
Sunnyvale, CA 94089

From San Francisco Airport:

●	Travel south on Highway 101.
●	Exit Highway 237 east in Sunnyvale.
●	Exit Mathilda and turn left onto Mathilda Avenue.
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

From San Jose Airport and points south:

●	Travel north on Highway 101 to Mathilda Avenue in Sunnyvale.
●	Exit Mathilda Avenue north.
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

From Oakland Airport and the East Bay:

●	Travel south on Interstate 880 until you get to Milpitas.
●	Turn right on Highway 237 west.
●	Continue approximately 10 miles.
●	Exit Mathilda Avenue and turn right at the stoplight (Mathilda Avenue).
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

Annex A

JUNIPER NETWORKS, INC.

PERFORMANCE BONUS PLAN
(As Amended and Restated Effective January 1, 2017)

1. Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of predetermined objective performance goals. The Plan is designed with the intent that the payment of bonuses is deductible performance-based compensation under Section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 6(a) below for a Performance Period.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means Juniper Networks, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(f) “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as Performance-Based Compensation.

(g) “Fiscal Year” means a fiscal year of the Company.

(h) “Maximum Award” means as to any Participant for any Performance Period, $20 million.

(i) “Participant” means an executive officer of the Company participating in the Plan for a Performance Period.

(j) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(k) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the performance measures for any Performance Period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results to a designated comparison group, and/or to another Performance Goal and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude in an objectively identifiable manner any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin, (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include, but is not limited to, earnings before interest,

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	59

taxes, depreciation and/or amortization and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) market share, (xxiii) contract awards or backlog, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics. For Awards that are not intended to qualify as Performance-Based Compensation, Performance Goals may consist of objective and/or subjective elements based on any financial and/or non-financial criteria (including, without limitation, subjective criteria and individual performance) as established by the Committee in its sole discretion, and the Committee may adjust such Awards in its sole discretion.

(l) “Performance Period” means any Fiscal Year or portion thereof, or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(m) “Plan” means this Performance Bonus Plan.

(n) “Plan Year” means the Company’s fiscal year.

(o) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5. Determination of Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish with respect to each Participant, one or more Performance Periods, one or more individual Participant incentive targets for each Performance Period, and the Performance Goal(s) to be met during such Performance Periods. With respect to Awards intended to qualify as Performance-Based Compensation, the establishment of the Performance Period(s), the applicable Performance Goals, and the targets shall comply with, to the extent required, the rules of Section 162(m). Notwithstanding the foregoing, the Committee may also grant Awards that are not intended to qualify as Performance-Based Compensation, which may be based on the Performance Goals and/or other financial or non-financial performance criteria (including, without limitation, subjective criteria and individual performance). In no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

6. Determination of Award Payment.

(a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable. In addition, with respect to Awards that are not intended to qualify as Performance-Based Compensation, the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise determined by the Committee, a Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. No Award intended to qualify as Performance-Based Compensation will be paid to a Participant until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) or for any such other reason as the Committee may determine. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of Awards that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7. Term of Plan. Subject to its approval at the 2016 annual meeting of the Company’s stockholders, the Plan shall first apply to the 2017 Plan Year. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 8 of the Plan.

8. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested

Juniper Networks, Inc. Notice of 2016 Annual Meeting and Proxy Statement	61

interest or right whatsoever under the Plan except as otherwise stated in this Plan. Nothing in this Section 8 is intended to limit the Company’s ability to recover Plan payouts pursuant to any recoupment, clawback or similar policy or applicable law then in effect.

9. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

10. At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any or no reason.

11. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13. Miscellaneous.

(a) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

(b) Governing Law. The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.

(c) Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(d) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(e) Clawback. An Award granted under the Plan will be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award or otherwise agreed upon between the Company and the recipient of the Award; and any recoupment, clawback or similar provisions that may be included in any applicable forms governing any Awards granted under the Plan.

JUNIPER NETWORKS, INC.
ATTN: INVESTOR RELATIONS
1133 INNOVATION WAY
SUNNYVALE, CA 94089

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees
		For	Against	Abstain

01	Robert M. Calderoni	☐	☐	☐

02	Gary Daichendt	☐	☐	☐

03	Kevin DeNuccio	☐	☐	☐

04	James Dolce	☐	☐	☐

05	Mercedes Johnson	☐	☐	☐

06	Scott Kriens	☐	☐	☐

07	Rahul Merchant	☐	☐	☐

08	Rami Rahim	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain

09	Pradeep Sindhu	☐	☐	☐

10	William Stensrud	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors.	☐	☐	☐

3	Approval of the Amended and Restated Juniper Networks, Inc. Performance Bonus Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m).	☐	☐	☐

4	Approval of a non-binding advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal 5.		For	Against	Abstain

5	Stockholder Proposal, if properly presented at the meeting, to adopt simple majority voting.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The LTR/NPS/10K COMBO is/are available at www.proxyvote.com

JUNIPER NETWORKS, INC.
2016 ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 25, 2016
9:00 a.m. Pacific time

Juniper Networks, Inc.
1133 Innovation Way
Building A, Aristotle Conference Room
Sunnyvale, CA 94089

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2016
This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted ''FOR'' the election of the nominees on item 1, "FOR" items 2 ,3 and 4, and against 5 in the discretion of the proxies with respect to such other business as may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Robyn M. Denholm, Kenneth Miller, and Brian Martin, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The above named proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side